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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                        P.D.C. INNOVATIVE INDUSTRIES, INC.
     -----------------------------------------------------------------------
     (Name of Small Business Company as Specified in Its Charter as Amended)


    Nevada                          9995                          65-0789306
----------------          ------------------------------       -----------------
  (State of                   (Primary Standard                 (IRS Employer
Incorporation)          Industrial Classification No.)       Identification No.)


                           3701 Northwest 126th Avenue
                                      Bay 5
                          Coral Springs, Florida, 33065
                                  954-341-0092
      ---------------------------------------------------------------------
      (Address and telephone number of company's principal executive office and principal place of business)


                                  Sandra Sowers
                             President and Secretary
                           3701 Northwest 126th Avenue
                                      Bay 5
                          Coral Springs, Florida, 33065
                                  954-341-0092
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)


                                   Copies to:

                             David J. Feingold, Esq.
                                 Feingold & Kam
                        3300 P.G.A. Boulevard, Suite 410
                        Palm Beach Gardens, Florida 33410
                                  561-630-6727
                                Fax 561-630-8936

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC

     From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If the delivery of the prospectus is expected to made pursuant to Rule 434, check the following box [ ]

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                         CALCULATION OF REGISTRATION FEE

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  Title of
Each Class of                                 Proposed Maximum  Proposed Maximum
Securities to                  Amount to be     Offering Price      Aggregate
be Offered                      Registered       Per Share(1)    Offering Price
--------------------------------------------------------------------------------
Common Stock $.001 par value   8,196,721           $.061           $500,000
--------------------------------------------------------------------------------
Common Stock $.001 par value     100,000           $.061(2)        $  6,100
--------------------------------------------------------------------------------
     Total                     8,296,721                           $506,100
================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 (c) and based upon the average of the bid and asked prices for the common stock on May 2, 2001, as reported by the NASD OTC Bulletin Board.

(2)  Represents the common stock for performance of consulting services.

The company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE INVESTORS AS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THE RESTRICTED COMMON SHARES NOR SECURITIES UNDERLYING THE CONVERTIBLE DEBENTURES AND OPTION UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OF WHICH THIS PROSPECTUS IS A PART, IS DECLARED EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE WHERE THE OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITY LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED JUNE 1, 2001

PROSPECTUS

                        P.D.C. INNOVATIVE INDUSTRIES, INC.
                        8,296,721 shares of Common Stock
                               ($0.001 par value)


                                  THE OFFERING

     This offering relates to the possible sale, from time to time, by certain stockholders of P.D.C. Innovative Industries, Inc. of up to 8,296,721 shares of common stock of P.D.C. Innovative Industries, Inc.

                              MARKET FOR THE SHARES

     The common stock of P.D.C. Innovative Industries, Inc. is traded on the over-the-counter electronic bulletin board also known as the OTC Bulletin Board, under the symbol "PDCI". According to the OTC Bulletin Board, the closing bid for the common stock of the company on May 2, 2001 was $.061 per share respectively.

     THIS INVESTMENT IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS ISTRUTHFUL OR COMPLETE. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS JUNE 1, 2001

     Reliance should only be on the information contained in this document or that which we have referred to you. The company has not authorized anyone to provide you with information that is different. The information contained in this document may only be accurate on the date of the document and delivery of this prospectus and any sale made by this prospectus does not imply that there have not been changes in the affairs of the company since the date of this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer, solicitation or sale is not authorized or in which the person making such offer, solicitation or sale is not qualified to do so or to any one to whom it is unlawful to make such offer, solicitation or sale.

                                TABLE OF CONTENTS

                                                                           Page
                                                                          ----
Prospectus Summary .....................................................    1
Summary Financial Information...........................................    3
Risk Factors ...........................................................    4
Use of Proceeds ........................................................    7
Market for Common Stock and Related Shareholder Matters ................    8
Dividend Policy ........................................................    9
Management's Discussion and Analysis of Financial Condition and
 Results of Operations .................................................    9
Business of P.D.C. Innovative Industries, Inc...........................   11
Description of Properties ..............................................   20
Legal Proceedings.......................................................   20
Management .............................................................   21
Executive Compensation .................................................   22
Security Ownership of Certain Beneficial Owners and Management .........   23
Certain Relationships and Related Transactions .........................   24
Selling Shareholders ...................................................   25
Plan of Distribution ...................................................   25
Description of Securities ..............................................   26
Changes In and Disagreements With Accountants on Accounting
 and Financial Disclosure ..............................................   26
Legal Matters ..........................................................   28
Experts ................................................................   28
Financial Statements ...................................................   F-1

Until August __, 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

THIS SUMMARY CONTAINS SELECTED INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS.

                        P.D.C. INNOVATIVE INDUSTRIES, INC.

OFFICES

     The company's office and principal place of business is located 3701 Northwest 126th Avenue, Bay 5, Coral Springs, FL 33065, and our telephone number is 954 341 0092.

OUR BUSINESS

     P.D.C. Innovative Industries, Inc. ("P.D.C." or the "Company") wasoriginally incorporated in Nevada on September 7, 1994. On January 22, 1998, webecame a public company as a result merger with an already existing public company, and our stock began to be quoted on the OTC Bulletin Board. On March 2, 2000, we became the successor to MAS XIV Acquisition Corp., a reporting company under the Securities Exchange Act of 1934, as amended.

     On July 6, 2000, P.D.C. entered into a Plan of Merger with Sterile-Pro, Inc., with P.D.C. being the survivor. Sterile-Pro was a Florida corporation whose principal asset was the right to develop and market a device known as the "Sterile Pro 2000" pursuant to a Licensing Agreement dated June 8, 2000, with Mr. David Sowers, who is the CEO of P.D.C. and who is the person who applied for and owns the patent rights to the Sterile Pro 2000. The Sterile Pro 2000 is a device designed to dispose of contaminated hypodermic syringes and other intrusive medical instruments at the site of use, i.e., hospital, doctor's office, lab, etc. The device is designed to reduce, in an enclosed environment, the entire instrument to small, sterile particles, which can be disposed of as conventional trash.

OUR OBJECTIVE

     Our objective is to globally sell, market and produce the Sterile Pro 2000 and make it a leading product in the hypodermic syringe disposal industry.

COMPETITION

     The sterilization products sector is highly competitive and is presently dominated by Baxter International Johnson & Johnson, Kimberly-Clark and other large suppliers. We hope, to develop a niche market within the sterilization product industry through our ability to "customize" products to fit customers' special needs. We believe that as a direct manufacturer, P.D.C. is well suited to develop this specialized marketing approach, which is generally more difficult for larger manufacturers.

OUR CURRENT FINANCIAL AND CASH FLOW POSITION

     We are currently a development stage company and our continued existence isdependent upon our ability to resolve our liquidity problems, principally by obtaining additional debt financing and/or equity capital. We have yet to generate an internal cash flow, and until the sales of our products begin, we are totally dependent upon the debt and equity funding from outside investors. In the event we are unable to obtain debt or equity financing or are unable to obtain such financing on terms and conditions acceptable to us, we may have to cease or severely curtail our operations. This would materially impact our ability to continue as a going concern.

     We have financed our operating and research and development activities through several Regulation S and Regulation D private placement transactions. Net cash used for operating activities during the 2000 year amounted to $748,481. At December 31, 2000, we had a working capital of $288,595.

     During the year ended December 31, 2000, we were able to raise debt and equity capital of $826,400 through Regulation S and Regulation D transactions. We do not expect to generate a positive cash flow for at least the next twelve months. No assurances, however, can be given that the necessary and future financing will be available or, if available it will be on terms and conditions acceptable to us. If our working capital becomes insufficient to continue to fund our operations, we would have to explore additional sources of financing.


SELLING SHAREHOLDERS

     A list, which discloses all the shares being registered and the people or entities that own them appear in the "Selling Shareholders" section of this prospectus.

                                  THE OFFERING

     Shares of common stock outstanding
      and fully diluted as of June 1, 2001                        85,540,177

     Common shares offered by the selling shareholders             8,296,721

RISK FACTORS

     An investment in our common stock involves risks. You should invest in our stock only if you are able to afford a total loss of your investment. For more information regarding these risks, please read the detailed discussion found in "Risk Factors".

OUR TRADING SYMBOL

     The shares of our company are traded on the Over the Counter Bulletin Board symbol PDCI.

                          SUMMARY FINANCIAL INFORMATION

     The following sets forth, for the quarters and fiscal years indicated, selected financial information for the company as presented in our Financial Statements

                                                  For Year Ending December 31,
                                                -------------------------------
                                                   2000                1999
                                                -----------         -----------
                                                 (audited)            (audited)
Statement of Operations Data
Revenue                                         $         0         $         0
(Net Loss)                                       (1,789,698)           (424,987)
(Net Loss) per share                            $      (.05)        $      (.15)

Balance Sheet Data
Total Assets                                    $ 2,120,091         $ 1,883,863
Total Current Liabilities                       $   165,715             480,958
Accumulated Deficit                              (2,829,405)         (1,039,707)
Stockholders Equity                             $ 1,268,546         $ 1,402,905


                                                  Three Months Ended March 31,
                                                -------------------------------
                                                   2001                2000
                                                -----------         -----------
                                                (unaudited)         (unaudited)
Statement of Operations Data
Revenue                                         $         0         $         0
Net Loss                                        $  (226,502)           (121,220)
Net loss per share                              $      (.01)        $      (.01)


Balance Sheet Data
Total Assets                                    $ 2,059,633         $ 2,120,091
Total Liabilities                               $   818,859         $   851,545
Retained Earnings                               $(2,829,405)        $(1,039,702)
Total Stockholders Equity                       $ 1,241,044         $ 1,832,905

                                  RISK FACTORS

     THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK AND ARE VERY SPECULATIVE. THE PEOPLE PURCHASING THESE SHARES SHOULD ONLY DO SO IF THEY CAN AFFORD A COMPLETE LOSS OF THEIR INVESTMENT. BEFORE INVESTING IN P.D.C. INNOVATIVE TECHNOLOGIES, YOU SHOULD CAREFULLY REVIEW AND CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION FOUND IN THIS PROSPECTUS.

     THE COMPANY WILL NEED TO RAISE ADDITIONAL CAPITAL TO CONTINUE AS A GOING CONCERN.

     The company's auditors have indicated uncertainty concerning the company's ability to continue as a going concern. The company has focused its efforts on developing its business in the medical disposal sector. The company will be required to raise additional capital to establish adequate manufacturing, marketing, sales, licensing and customer support operations. There can be no assurance that additional public or private financing, including debt or equity financing will be available as needed, or, if available, on terms favorable to the company. Any additional equity financing may be dilutive to shareholders and such additional equity securities may have rights, preferences or privileges that are senior to those of the company's existing stock. Debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on the operating flexibility of the company. The failure of the company to successfully obtain additional funding may jeopardize the company's ability to continue its business and operations. For more details see "Management's Discussion and Analysis of Financial Condition and Results of Operations".

LACK OF MARKET ACCEPTANCE OF OUR TECHNOLOGY

     The Company's technology has not been fully utilized in any particular medical facility as of this date. Market acceptance of the company's products will depend in large part upon the company's ability to demonstrate the technical and operational advantages and cost effectiveness of its products as compared to alternative, competing products and services. Our success is also dependent on our ability to train customers in the proper use and application of our products. There can be no assurance that the company's products will achieve a level of market acceptance that will be profitable for the company.

THE COMPANY IS REQUIRED TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS

     The company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. While the company currently meets these environmental requirements, there is no assurance that future laws and regulations could impose a significant increase in compliance costs. In the event of an accident, the company could be held liable for any resulting damages that result and the liability could exceed its resources. In addition, operation of the company's equipment requires permits. The time it takes to have permits issued may delay the implementation and installation of the company's product.

THE COMPANY MAY ENCOUNTER INTENSE COMPETITION

     The company likely will face intense competition from other medical waste disposal companies. All of our anticipated competitors will probably have longer operating histories, greater name recognition and larger installed customer bases. It is also probable that they would have significantly more financial resources, R&D facilities and manufacturing and marketing experience than the company. There can be no assurance that developments by the company's current or potential competitors will not render the company's proposed products or services obsolete. In addition, the company expects to face competition from new entrants into its targeted industry segments. The company anticipates that demand for products and services based on the technology will grow and new markets will be exploited. As this occurs, the company expects competition to become more intense, as current and future competitors begin to offer an increasing number of diversified products and services. The company believes that it has certain technical advantages over some of its competitors, maintaining such advantages will require a continued high level of investment by the company in R&D, marketing, sales and customer support. There can be no assurance that the company will have sufficient resources to maintain its R&D, marketing, sales and customer support efforts on a competitive basis, or that the company will be able to make the technological advances necessary to maintain a competitive advantage with respect to its products and services. Increased competition could result in price reductions, fewer product orders, obsolete technology and reduced operating margins, any of which could materially and adversely affect the company's business, financial condition and results of operations.

THE COMPANY IS STILL IN A STARTUP PHASE

     There can be no assurance that the company will be successful with any of its products and services based on its patented polymer technology or its proprietary soil washing technology. There can be no assurance that the company can manage the related manufacturing, marketing, sales, licensing and customer support operations in a profitable manner. In particular, the company's prospects must be considered in light of the problems encountered by any company in a startup phase. These problems could be product development and formulation, testing, quality control, production, inventory management, sales, marketing and unanticipated additional costs. Any one of these problems could have a material adverse effect on the company's operations.

THE COMPANY HAS LIMITED SERVICE AND MANUFACTURING FACILITIES

     The company's future performance will depend to a substantial degree upon the company's ability to profitably manufacture, market and deliver the products and services based on its technology. The company has no guarantee that the facility's capacity will be sufficient to meet the demand for the company's products in terms of quality and delivery. If the facility cannot meet the company's demands, there can be no assurance that the company will ever achieve significant revenues or profitable operations.

THE COMPANY IS DEPENDENT ON KEY PERSONNEL

     The company's success and execution of its business strategy will depend significantly upon the continuing contributions of, and on its ability to attract, train and retain qualified personnel. In this regard, the company is particularly dependent upon the services of Vernon Leroy Sowers, its Chief Executive Officer and Director, Sandra Sowers, its President, Secretary Treasurer and Director, and Harold Harris, Director.. The loss of the services of one or more of the company's key employees and the failure to attract, train and retain additional qualified personnel in a timely manner could have a material adverse effect on the company's business.

THE COMPANY RELIES ON AND WILL CONTINUE TO DEVELOP PATENTS, TRADE SECRETS, TRADEMARKS AND COPYRIGHT PROTECTION. HOWEVER, THE COMPANY CAN NOT GIVE ASSURANCES THAT ITS PRESENT TECHNOLOGY DOES NOT INFRINGE ON OTHER PATENTS.

     The company believes that technological leadership in the medical disposal industry will be achieved through additional factors such as the technological and creative skills of its personnel. Nevertheless, the company's ability to compete effectively depends in part on its ability to develop and maintain proprietary aspects of its technology, such as those patents currently licensed by the company. There can be no assurance, however, that any future patents will be granted or that any patents will be valid or provide meaningful protection for the company's product innovations. In addition, the laws of some foreign countries do not protect the company's intellectual property rights to the same extent as do the laws of the United States. Furthermore, there can be no assurance that competitors will not independently develop similar products, "reverse engineer" the company's products, or, if patents are issued to the company, design around such patents. The company also relies upon a combination of copyright, trademark, trade secrets, intellectual property laws confidentiality and license agreements to protect its proprietary rights. There can be no assurance that the steps taken by the company will be invalidated or circumvented, or that the rights granted thereunder will provide a competitive advantage to the company. There can be no assurance that it that our products do not infringe on any intellectual property or other proprietary right of third parties.

THE COMPANY'S FUTURE IS DEPENDENT, TO A LARGE DEGREE, ON TECHNOLOGICAL DEVELOPMENTS IN ITS FIELD.

     The markets for the company's products and services based on the Sterile Pro technology are generally characterized by rapid technological change and are highly competitive with respect to timely innovations. Accordingly, the company believes that its ability to succeed in the sale of its products and services will depend significantly upon the technological quality of its products and services relative to those of its competitors, and its ability to continue to timely develop and introduce new and enhanced products and services at competitive prices. In particular, the company's future success is dependent upon its Sterile Pro product lines, each of which is new and has not achieved market acceptance. In order to develop such new products and services, the company will depend upon its research and development and on input from existing customers that previously utilized the competing technology in medical disposal applications. There can be no assurance that the company's customers will provide the company with timely access to such information or that the company will be able to develop and market its new products and services successfully or respond effectively to technological changes or new product and services of its competitors. There can be no assurance that the company will be able to develop the required technologies, products and services on a cost-effective and timely basis, and any inability to do so could have a material adverse effect on its future operations.

THE COMPANY COULD BE EXPOSED TO PRODUCT LIABILITY CLAIMS IF IT PRODUCTS SHOULD FAIL

     The marketing of products based on the patented technology and services associated with remediating medical waste entail liability risks in the event of product failure or claim of harm caused by product operation. While the company is not aware of any claim against it based upon the use or failure of its products, end users of any of the company's proposed products and services could assert claims against the company. The company maintains product liability insurance against any such claims however, there can be no assurance that such insurance will be sufficient to cover all potential liabilities, or that the company will be able to continue to obtain insurance coverage in an amount that the company believes to be adequate. In the event of a successful suit against the company, lack or insufficiency of insurance coverage would have a material adverse effect on the company's financial condition and operations.

A FEW SHAREHOLDERS, BECAUSE OF THE CONCENTRATION OF STOCK OWNERSHIP, WOULD BE ABLE TO EXERCISE CONSIDERABLE INFLUENCE OVER ALL MATTERS REQUIRING SHAREHOLDER APPROVAL

     The company's existing directors, executive officers, and their respective affiliates are the beneficial owners of approximately 60% of the outstanding shares of our common stock and common stock. As a result, the company's existing directors, executive officers, principal shareholders and their respective affiliates, if acting together, would be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the company. These shareholders may have interests that differ from other shareholders of the company, particularly in the context of potentially beneficial acquisitions of the company. For example, to the extent that these shareholders are employees of the company, they may be less inclined to vote for acquisitions of the company involving termination of their employment or diminution of their responsibilities or compensation.

THE SHARES OF THE COMPANY'S STOCK WHICH WILL BECOME IMMEDIATELY ELIGIBLE FOR PUBLIC SALE UPON THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT COULD HAVE A NEGATIVE IMPACT ON THE PRICE OF OUR STOCK

     Upon approval of this registration statement by the SEC, there will be 8,296,721 shares of our stock immediately eligible for resale in the public market. This amount includes 200,000 options, which could be exercised. A simultaneous offer to sell a significant number of these shares into the public market would create a depressive effect on the trading price of our stock. These sales would not only have a negative impact on our shareholders but could also make it more difficult for the company to raise future equity at a price the company deems appropriate.

BECAUSE OUR STOCK IS CLASSIFIED AS "PENNY STOCK", INVESTORS MAY EXPERIENCE DELAYS AND OTHER DIFFICULTIES IN THEIR ATTEMPTS TO TRADE IN OUR STOCK

     Trading in our stock is subject to the "Penny Stock Rules" which require brokers to provide additional disclosure in connection with any trades of "penny stock". The broker must deliver, prior to the trade, a disclosure describing the penny stock market and the risks associated with that market. The "penny stock" regulations could limit the ability of brokers to sell and purchasers to buy the shares offered in this prospectus. The company's stock will be subjected to the "Penny Stock" rules until its market price reaches a minimum $5.00 per share, subject to certain exceptions. Our stock is traded and quoted on the Over the Counter Bulletin Board which could cause some difficulty in disposing of the stock and getting accurate quotes on its market price.

                                 USE OF PROCEEDS

     New shares of the company's common stock will not be offered as a result of this prospectus other than as described below.

     In April of 2001, the Company executed a funding agreement with an entity known as IDT Group and which was formerly known as IDT Fund, Ltd. Said agreement provides for funding of up to $1 million for the purchase of restricted stock at market prices with certain profit protection guarantees and registration rights all secured by substantial amounts of stock held in escrow as a security deposit. The Company, as of the date of this prospectus, has already received a total of $400,000 (four hundred thousand dollars) in funding from IDT Group. The specific terms and conditions of this transaction are more specifically set forth in the exhibits attached hereto.

     The monies received from the IDT Group, Inc. are anticipated to be used for general and administrative expenses in operating the Company's business, as well as for expenses incurred to obtain regulatory approval for the Company's Sterile Pro 2000.


             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

     The Company's Common Stock is currently quoted on the Over-The-Counter Bulletin Board under the Symbol "PDCI." The following quotations are inter-dealer quotations from market makers of the Company's stock. At certain times the actual closing or opening quotations may not represent actual trades that took place.

     Set forth below is the trading history of the Company's Common Stock without retail mark up, mark-down or commissions:

           QUARTER ENDING        HIGH/LOW BID        LOW/LOW BID

           FISCAL YEAR 1999
           March 31, 1999        $      5.88        $      3.25
           June 30, 1999         $      3.44        $      1.10
           September 30, 1999    $      1.19        $      0.25
           December 31, 1999     $      0.53        $      0.11

           FISCAL YEAR 2000
           March 31, 2000        $      0.14        $      0.0625
           June 30, 2000         $      0.14        $      0.0625
           September 30, 2000    $      0.09        $      0.03
           December 31, 2000     $    0.0625        $      0.02

           FISCAL YEAR 2000
           March 31, 2001        $      0.07        $       0.03


HOLDERS

     The number of beneficial holders of record of the common stock of P.D.C. as of the close of business on April 6, 2001 was approximately 144. Many of the shares are held in street name and consequently reflect numerous additional beneficial owners.

                                 DIVIDEND POLICY

     In January 2001, P.D.C. declared and paid a 5% stock dividend on its CommonStock to its shareholders of record on January 12, 2001. Our Officers andDirectors declined the dividend. We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our common stock in the future. Instead, we intend to retain future earnings, if any, to fund the development and growth of our business.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     Read the following discussion together with the information contained in the Financial Statements and related Notes included elsewhere in this filing.

RESULTS OF OPERATIONS

TWELVE MONTHS ENDED DECEMBER 31, 2000 AND 1999
----------------------------------------------

     General and administrative expenses in the aggregate during the twelve months ended December 31, 2000 were $158,338 representing an increase of $42,573, from $115,765 for the year ended December 31, 1999. The increase in these costs is a result of greater efforts by us to bring the products to the final development and obtain market clearance.

     Compensation and related benefits during the year ended December 31, 2000 increased $188,457, to a total of $351,937 from $163,480 for the prior year. We have increased the number of employees during the year as we began the efforts to produce and market the products.

     Advertising and promotion expenses for the year ended December 31, 2000 amounted to $100,497, or an increase of $98,076 over the year ended December 31, 1999. The increase related to the efforts we have made to begin marketing the products.

     Consulting expenses for the year ended December 31, 2000 were $140,810. These costs were associated with the financial activities during the year.

     Inventory valuation adjustments during the year ended December 31, 2000 were $318,632. The increase is a result of adjusting the inventory to its net realizable value, based upon initial sales pricing projections.

     Materials and tooling costs for the year ended December 31, 2000 were $48,440, and represent the costs associated with the development of the Sterile Pro 2000.

     Professional fees during the year ended December 31, 2000 were $479,174, representing an increase of $21,243 from the $57,931 incurred during the year ended December 31, 1999. The increase is a result of our becoming a reporting company during the year, and as a result, the need for additional legal and accounting costs.

     Repairs and maintenance increased $3,394 during the year ended December 31, 2000 to $23,627, as a result of normal cost increases.

     Supplies expenses amounted to $22,438 for the year ended December 31, 2000, representing additional costs associated with our increased operations.

     Travel and subsistence costs decreased $4,433 during the year ended December 31, 2000 to $28,869, from the $33,302 incurred during the year ended December 31, 1999. We had incurred more costs during 1999 in an effort to visit potential purchasers of the products, and during 2000 these efforts did not involve as much time traveling away from the office.

     Rent expense increased $54,167 during the year ended December 31, 2000 as a result of the prior accountant capitalizing these costs to the inventory as overhead for the year ended December 31, 1999.

     Telephone and utilities amounted to $16,433 for the year ended December 31, 2000, representing an increase of $8,731 from the $7,702 incurred during the year ended December 31, 1999. The increases are a result of the increase in our operations during the year ended December 31, 2000.

     Interest expense increased to $247,894 for the year ended December 31, 2000 as a result of the convertible debentures that were outstanding during the year and the interest costs associated with that debt.

     Loan placement expenses and fees of $73,000 were incurred during the year ended December 31, 2000 with respect to the issuance of the convertible debentures that were issued during the year.

     Depreciation and amortization expenses increased $101,289, to $112,193 during the year ended December 31, 2000 from the $10,904 incurred during the year ended December 31, 1999. These increases are a result of expensing the depreciation on the factory equipment during the year instead of capitalizing to the cost of inventory as in the prior year, and the amortization of the patent license agreement during the year.

BALANCE SHEET DATA

     We have financed our operations since inception by the issuance of equity securities with aggregate net proceeds of approximately $2,403,000, and through loan transactions in the aggregate net amount of $1,297,000.

     Our combined cash and cash equivalents totaled $143,367 at December 31, 2000. We do not expect to generate a positive internal cash flow for at least the next twelve months due to the time necessary to bring our products to market.

     Our inventory totaled $310,943 as of December 31, 2000. The inventory was adjusted during the year to its net realizable value based upon the initial sales pricing projections. Our property and equipment, net, totaled $1,118,897 at December 31, 2000. We increased the property and equipment a total of $48,339 during the year 2000.

                 BUSINESS OF P.D.C. INNOVATIVE INDUSTRIES, INC.

OVERVIEW
--------

     P.D.C. Innovative Industries, Inc. ("P.D.C." or the "Company") was originally incorporated in Nevada on September 7, 1994. On January 22, 1998, we became a public company as a result merger with an already existing public company, and our stock began to be quoted on the OTC Bulletin Board. On March 2, 2000, we became the successor to MAS XIV Acquisition Corp., a reporting company under the Securities Exchange Act of 1934, as amended.

     On July 6, 2000, P.D.C. entered into a Plan of Merger with Sterile-Pro, Inc., with P.D.C. being the survivor. Sterile-Pro was a Florida corporation whose principal asset was the right to develop and market a device known as the "Sterile Pro 2000" pursuant to a Licensing Agreement dated June 8, 2000, with Mr. David Sowers, who is the CEO of P.D.C. and who is the person who applied for and owns the patent rights to the Sterile Pro 2000. The Sterile Pro 2000 is a device designed to dispose of contaminated hypodermic syringes and other intrusive medical instruments at the site of use, i.e., hospital, doctor's office, lab, etc. The device is designed to reduce, in an enclosed environment, the entire instrument to small, sterile particles, which can be disposed of as conventional trash.

STERILE PRO MERGER

     The purpose of the merger was to create a business environment pursuant to which the Sterile Pro 2000 can be more efficiently produced and sold. Sterile-Pro did not have manufacturing capabilities, P.D.C. does. Therefore, the merger of the two entities combined a valuable asset of one constituent (the development and marketing rights owned by Sterile-Pro) with a valuable asset of the other constituent (the manufacturing capacity of P.D.C.) into one entity, thereby providing for a potentially more efficient and therefore less costly manufacturing and sales of the device.

     In addition, prior to the merger, Sterile-Pro issued 8% Series A Senior Subordinated Convertible Redeemable Debentures for a total aggregate amount of $1,000,000.00, due July 5, 2002. Pursuant to the Plan of Merger, the rights and obligations of Sterile-Pro with respect to the Sterile-Pro Licensing Agreement and the Sterile-Pro Debenture became obligations of P.D.C.

     The Debenture was discounted 10% of its face value and is convertible into common stock at a conversion price equal to 75% of the lowest closing bid price of the common stock for any of the 3 consecutive trading days immediately preceding the date of receipt of the conversion notice. In July 2000, Rock Solid Group L.L.C., Venice Holdings L.L.C. and Creative Holdings, L.L.C. funded $733,488, which includes attorney fees and cost of approximately $24,448. Creative Holdings converted an aggregate of $255,500 of the Debenture for a total of 6,393,117 shares. In addition, the have noticed an additional $80,000 for conversion, which was not honored by P.D.C. Due to the low price of P.D.C.'s common stock and other matters, which are presently being investigated by P.D.C., we refused to honor the conversion. See Item. 3 "Legal Proceedings".

     Prior to the merger Mr. David Sowers, his wife, Sandra, and his son Vernon Leroy, owned 27,010,000 shares of Sterile-Pro common stock. Prior to the merger, they owned an aggregate of 14,500,000 shares of P.D.C.'s Common Stock. After the merger, they owned an aggregate of 45,000,000 shares of P.D.C.'s Common Stock, or 45% of the total number of shares authorized.

LICENSING  AGREEMENT

     As noted above, Sterile-Pro and Mr. Sowers entered into a Licensing Agreement to enable Sterile-Pro to begin to develop and sell the Sterile Pro 2000. Mr. Sowers also holds the ownership rights to various other products, and on June 8, 2000, he and P.D.C. entered into a separate Licensing Agreement pursuant to which P.D.C. will develop, manufacture, and distribute these products, which consist of:

     -    Sterile  Pro  2000
     -    Tri-Level  Family
     -    Perfect  Seal
     -    Flush  Mizer
     -    Mulching  Blade

     In consideration for his grant to P.D.C. of this license, P.D.C. issued 12,000,000 shares of its Common Stock to Mr. Sowers. In addition, Mr. Sowers' estate stands to receive /the following royalties, based upon the net selling price of all products and goods in which the Patents are used, before taxes and after deducting the direct cost of the product and commissions or discounts paid.

              GROSS SALES                                   PERCENTAGE
              -----------                                   ----------

              $0 to $1,999,999 in gross sales                  10%

              $2,000,000 to $3,999,999 in gross sales           9%

              $4,000,000 to $6,999,999 in gross sales           8%

              $7,000,000 to $9,999,999 in gross sales           7%

              Greater than $10,000,000 in gross sales           6%


     P.D.C. plans to manufacture and distribute the products described below. Our primary markets will consist of wholesalers in their respective industries.


OUR  PRODUCTS
---------------

STERILE PRO 2000

     In the last year, we have devoted substantially all of our efforts and resources to the development of the Sterile Pro 2000. For purposes of this registration statement, we shall refer to our primary product as Sterile Pro 2000. However, in the future, we may market the product and/or refer to it as Hypo Pro 2000. This name change of the product has come about as a result of comments from a consultant hired by the Company who is assisting the Company in obtaining Food & Drug Administration approval. Nonetheless, in this registration statement, we will refer to the product as Sterile Pro 2000, since as of the date of this registration statement, the Company has marketed the product under said name. The Sterile Pro 2000 is a device used to dispose of contaminated hypodermic syringes and other intrusive medical instruments at the site of use.

The device reduces, in an enclosed environment, the entire instrument to small, sterile particles which can be disposed of as conventional trash, This approach significantly reduces physical hazards to nurses or phlebotomists after injections or draws, reduces bacterial growth within and around collection boxes and aerolization of infectious agents, limits risks of injury or infection waste-handling personnel, cuts costs of disposal, including collection, handling, paperwork and specialized transport as well as limits potential cross-contamination with the hospital, office and environment due to handling and moving of contaminated waste.

     We plan to target hospitals and larger health clinics, where higher volume usage justifies a dedicated machine at each usage point. We also plan to have two additional designs that would be available for the smaller medical offices as well as a larger batch mode version. The latter would be used where intermediate collection boxes are still required. The unit would "digest" an entire collection box, including the instruments contained therein. Our management believes that introduction of its Sterile Pro 2000 line of products will present a substantial growth opportunity for P.D.C. Although aware of safety protocols when dealing with contagious infectious illnesses, medical personnel are still subjected to thousands of penetrations with intrusive instruments each year with serious consequences of dealing with life-threatening conditions for them and the large cost of ongoing treatment and testing for the facility of employment. Despite stringent regulations by the Occupational Safety Hazard Agency ("OSHA"), Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), and others, the problems persists mainly because used contaminants are not destroyed or sterilized, but merely covered and stored, leaving the physical and biological hazards undiminished during storage, collection and transport to a licensed incinerator, usually off site. The Sterile Pro 2000 will prevent injury from contaminated needles and destroy biological hazards at the site of use.

FOOD AND DRUG ADMINISTRATION APPLICATION AND APPROVAL
-----------------------------------------------------

     The United States Food and Drug Administration (the "FDA") has regulatory authority over the testing, manufacturing, and sale of the Sterile Pro 2000 in the United States. Pursuant to the Federal Food, Drug and Cosmetic Act (FD&C Act"), the FDA classifies medical devices intended for human use into three classes: Class I, Class II, and Class III. In general, Class I devices are products for which the FDA can determine that the safety and effectiveness of which can be reasonably assured by general controls under the FD&C Act relating to such matters as adulteration, misbranding, registration, notification, records and reports, and, "Good Manufacturing Practices, ("GMPs"). Class II devices are products for which the FDA determines that these general controls are insufficient to provide reasonable assurance of safety and effectiveness, and that require special controls such as the promulgation of performance standards, post-market surveillance, patient registries, or such other actions as the FDA deems necessary. Class III devices are devices for which the FDA has insufficient information to conclude that either general controls or special controls would be sufficient to assure safety and effectiveness, and which are life-supporting, life-sustaining, of substantial importance in preventing impairment of human health (e.g., a diagnostic device to detect a life-threatening illness), or present a potential unreasonable risk of illness or injury.

     A medical device is ultimately classified by the FDA as either a Class 1, Class II or Class III device. Class I devices are subject to general controls which are applicable to all devices. Such controls include regulations regarding FDA inspection of facilities, GMP's, labeling, maintenance of records, and filings with the FDA. Class II devices must meet general performance standards established by the FDA before they can be marketed and must adhere to such standards once on the market. Class III devices require individual pre-market approval by the FDA before they can be marketed, which can involve extensive tests to prove safety and efficacy of the device.

     The FD&C Act further provides that, unless exempted by regulation, medical devices may not be commercially distributed in the United States unless they have been approved or cleared by the FDA. There are two review procedures by which medical devices can receive such approval or clearance. Some devices may qualify for clearance under a Section 510(k) procedure, which we believe is applicable to the Sterile Pro 2000. The other review procedure, which we do not believe applies to the Sterile Pro 2000, is an application to the FDA for pre-marketing approval ("PMA") before marketing can begin. PMA applications must demonstrate, among other matters, that the medical device is safe and effective. A PMA application is typically a complex submission, usually including the results of clinical studies, and preparing an application is a detailed and time-consuming process.

     Each manufacturer of medical devices is required to register with the FDA and also to file a "510(k) Notification" (the "Notification") before initially marketing a new device intended for human use. The manufacturer may not market such new device until 90 days following the filing of such Notification unless the FDA permits an early marketing date. The FDA, prior to the expiration of the 90-day period, may notify the manufacturer that it objects to the marketing of the proposed device and thereby may delay or preclude the manufacturer's ability to market that device. The FDA may also require further data from, or testing by, the manufacturer.

     Any products manufactured or distributed by P.D.C. pursuant to FDA approval are or will be subject to pervasive and continuing regulation by the FDA. The FDA Act also requires that our products be manufactured in registered establishment and in accordance with GMP regulations. Labeling, advertising and promotional activities are subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. P.D.C. and the manufacturers of our products or product components may be inspected on a routine basis by both the FDA and the individual states for compliance with current GMP regulations and other requirements.

     The export of medical devices is also subject to regulation in certain instances. In addition, the marketing and use of the Company's products may be regulated by various state agencies.

     The Mandatory Device Reporting ("MDR") regulation obligates us to provide information to the FDA on injuries alleged to have been associated with the use of a product or certain product failures that could cause injury. If due to FDA inspections, MDR reports or other information, the FDA believes that we are not in compliance with the law, the FDA can institute proceedings to detain or seize products, enjoin future violations, or asses civil and/or criminal penalties against us, our officers or employees. Any such action could disrupt our operations for an undetermined time.

     In addition to the foregoing, P.D.C. will be subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection and fire hazard control. There can be no assurance that we will not be required to incur significant costs to comply with such laws and regulations and that such compliance will not have a material adverse effect upon our ability to conduct business.

     In the case of the Sterile Pro 2000, we have had conversations with the FDA explaining our product and requesting that they assist us in classifying the Sterile Pro 2000 device and outlining the preparatory documentation that will need to be submitted prior to product submission. We have filed Forms 2891 and 2892, registering both P.D.C. and the Sterile Pro 2000 in the FDA system. Preliminary comment from the FDA indicates that the device will be a Class II product by virtue of no chemicals or drugs being involved, and because the Sterile Pro 2000 is non-invasive to users. When the Sterile Pro 2000 is ready, it will be submitted to the FDA in Rockville, Maryland where the Infectious Disease Section will test it in-house.

     On January 2001 P.D.C. entered into a Medical Device Prototype manufacturing Agreement with Biopass Medical Systems of Parkland Fl. to provide the final design, five prototypes, manual and operating instruction for the Sterile-Pro 2000. Biopass, through its President Jay Brussels has a history of completing prototype medical device mechanisms for the FDA. Mr. Brussels has signed a contract with P.D.C. to complete five prototype designs and the necessary documentation. As of the date of this report the prototypes have been completed and the documentation is expected to be completed no later than the end of April 2001. The contract calls for an initial payment of $6,200, a payment of $6,200 after all prototypes are built, and a final payment of $6,200 after acceptance by the FDA of the submitted prototype(s). This includes a fully functional circuit board and other updated redesigns.

     In March 2001, we entered into a Consulting Agreement with Devices & Diagnostic Consulting Group, Inc. As part of their engagement they will:

     - Provide guidance for, and assist with, preparation of regulatory documents for submission to the FDA and foreign health agencies.
     - Assist in the design, conduct, analysis, and reporting of results from medical device clinical studies
     - Communicate with the FDA and foreign regulatory agencies and governments.
     -    Assist in securing International product registrations.
     - Assist in the development and maintenance of an EN46000/QR compliant quality system.
     - Provide appropriate referral of individuals deemed beneficial to meet the above objectives
     -    Be available for consultation with our employees.

     Devices & Diagnostic Consulting Group, Inc. will provide these services on an as needed basis at a rate of $225 per hour.

OSHA  REGULATIONS  AND  HOW  THEY  BENEFIT  US.
----------------------------------------------

     In January 1992, OSHA issued comprehensive new federal regulations aimed at establishing new protective standards to minimize occupational exposure to various blood borne pathogens such Hepatitis and the HIV virus associated with AIDS. OSHA determined, after a four-year study of the need for such regulations, that employees face a significant health risk as the result of occupational exposure to blood and other potentially infectious materials and concluded that this exposure can be minimized or eliminated using a combination of work practice controls, personal protective clothing and equipment, training, and medical surveillance. OSHA is currently stressing the need for zero tolerance of hospital infectious disease controls, including the handling of contaminated syringes and other small contaminants that remain in the hospital and clinic environment after use on a patient

     In addition, there are 23 states with their own OSHA-approved occupational safety and health plans, which must now adopt a comparable standard or amend their existing standard if it is not at least as effective as the federal standard. These new regulations are primarily aimed at the healthcare industry where, based upon published OSHA findings, between 2 and 2.5 million workers are presently at risk of infection.

     Management believes that these regulations, which mandate the use of sterilization equipment in the healthcare industry of nature comparable to the Sterile Pro 2000, are expected to have materially favorable impact upon our sales.

MARKETING
-----------

     Management believes that the primary markets for P.D.C.'s Sterile-Pro 2000 will be in the healthcare sector, divided essentially into three broad categories (i) hospitals; (ii) "alternative site" facilities (including surgical centers, nursing homes, and elderly care facilities and clinics); and (iii) small medical offices.

     Primary customer categories would be the single end-user, purchasing associations or consortiums of various kinds - a dominant feature in the hospital sector - and various federal, state and local government bodies (the majority of whose purchases are open to competitive bidding).

     The primary channels of distribution include medical supply distributors, dealers who specialize in the medical and hospital markets, and firms purchasing P.D.C.'s products for resale under "Private label" arrangements for other suppliers and retailers.

     In February 2001, we entered into a Marketing Agreement with Ron Epstein, president of Clearlake Financial Corp, to perform market feasibility studies to define the initial target market for the Sterile Pro 2000. In addition, Clearlake Financial Corp. and its President, Ron Epstein intends to market the medical device to the already existing customers of Clearlake. Clearlake has a twelve-year history of medical device sales to hospital corporations and other medical facilities. Clearlake's initial market inquiry has identified a demand for the Sterile Pro 2000, or similar device.

     The Company has accepted an order from Ameri-Carib International, of Pompano Beach, Fl. to provide 50 Sterile Pro 2000 units to them immediately after FDA clearance. The purchase price is $79,750.

COMPETITION
-----------
     The sterilization products sector is highly competitive and is presently dominated by Baxter International Johnson & Johnson, Kimberly-Clark and other large suppliers. We hope, to develop a niche market within the sterilization product industry through our ability to "customize" products to fit customers' special needs. We believe that as a direct manufacturer, P.D.C. is well suited to develop this specialized marketing approach, which is generally more difficult for larger manufacturers.

OTHER  PRODUCTS

THE  TRI-LEVEL  FAMILY
----------------------

THE POCKET PITCH DIAL LEVEL
     The Pocket Pitch Dial Level has an adjustable center level dial and bulb; it is of 4" fixed length, weighs 6 ounces. This pocket-sized, belt-attachable level, offers the convenience of an integrated 360-degree rotating center level bulb & dial for use in limited space areas. Due to this level's design, in addition to standard level applications for horizontal and vertical calibration, adjustment and leveling, the Pocket Pitch Level is specifically designed to be uniquely valuable in all situations where zero tolerance precision in variable degree leveling is required, including roof pitch, plumbing pitch and other non-standard, variable pitch angle measurements.

THE POCKET LEVEL
     The Pocket Level has a fixed center level bulb; it is of 4" fixed length weighs 3 ounces. Similar to the Pocket Pitch Level, this level is also designed for easy transport and use in cramped, limited space areas. Due to this level's design, this level's zero-tolerance angle measurement is more precise than any competitive mechanical level currently marketed. This level is designed to be used in all situations where horizontal leveling is desirable, including carpentry, glasswork, cabinetry, plumbing, and framing applications where exact horizontal adjustment or measurement is required.

THE 18" DIAL LEVEL
     The 18" Dial Level has adjustable center level dial and bulb, 18" collapsed length (extends to 24" and 30"), weighs 40 ounces. This level offers the convenience of an integrated 360 degrees variable pitch (variable angle) rotating center level bulb and dial. The 18" Dial Level adjusts to work area and takes place of three separate conventional levels (18", 24" and 30" when fully extended). Due to this level's design, this level's zero-tolerance angle is more precise than any competitive mechanical level currently marketed. In addition to standard level applications for horizontal and vertical calibration, adjustment and leveling, the 18" Dial Level can be expanded to fit the work area and is specifically designed to be uniquely valuable in all situations where zero-tolerance precision in variable degree leveling (0-45 degrees) is required, including roof pitch, plumbing pitch, and other non-standard variable pitch angle measurements.

THE 18" STANDARD LEVEL
     The 18" Standard Level has a fixed center level dial and bulb, 18" collapsed length (extends to 24" and 30"), weighs 26 ounces. Similar to the 18" Dial Level, but without the variable angle rotating center level and bulb, this zero-tolerance level also adjusts to the work area and takes place of three non-adjustable separate levels (18", 24" and 30" when fully extended). In all situations where zero-tolerance precision is required for standard (non-variable) horizontal and vertical calibration, adjustment and leveling, including flexible work space applications in carpentry, glass work, cabinetry, plumbing, framing and other construction jobs, the 18" Standard Level is specifically designed to be uniquely valuable.

THE SQUARING LEVEL
     The Squaring Level is similar in appearance to a traditional framing square. However this Squaring Level's 90 degree arms extend to 12" and can be extended to 12" x 18" and 18" x 18" squaring levels on both ends, 45 degree squaring level at arm joint. This level weighs 32 ounces, can be custom engraved, and is available in a selection of colors. In addition to providing zero-tolerance 90 and 45 degree framing guidance, the Squaring Level can be used to provide absolutely precise horizontal or vertical leveling. The Squaring Level is specifically designed to be uniquely valuable in any situation where zero-tolerance 45 or 90 degree framing or horizontal and vertical calibration, adjustment and leveling is desirable. Applications include finished carpentry, glass and mirror work, cabinetry, standard framing, and other exacting construction jobs.

PERFECT SEAL
------------

     Perfect Seal is a seal, which can be added to the bottom of a door in any home or office. It is not a door sweep, but rather a seal, which does not touch the flooring of the room until the door is closed tightly. This creates a perfect airtight closing seal that keeps out insects, noise, cold or hot air. It is made with a tongue and grove, which makes it airtight. When a door, which is equipped with the Perfect Seal, is closed, the seat drops down from inside the door (where it is stored when not deployed), and the rubber meets the floor. When the door is opened, the seal draws back up, thus avoiding any friction with or rubbing against the floor. Perfect Seal is made of Anodized Aluminum.

FLOW MIZER
----------

     The Flow Mizer is designed to address the problem of water conservation acute in many parts of the United States and abroad. Flush Mizer is a double flapper valve, which universally fits most toilet tanks and saves approximately 30% of tank water per flush of liquid waste. Since flushing liquid waste accounts for the major part of the usage of toilet facilities, the Flush Mizer is designed in such a way that an up-motion of the handle provides for water-saving liquid waste flushing, while a down-flush motion of the handle provides for solid waste flushing, maintaining full flush.

INVENTORY
---------

     There are currently in excess of 5,000 high quality levels in our inventory, which are intended for sale. We have presented sale proposals to numerous national retail outlets including Home Depot, Lowe's and Damark Int'l. The sale of these levels would add a minimum of $150,000 cash to P.D.C.'s assets.

COMPETITION
-----------

     The contract manufacturing business in which we engage is highly competitive. Many of our competitors have greater sales volume and resources than we do. The principal elements of competition are quality, service, delivery, price, and meeting customer requirements. We believe that, if and when we begin to make sales, we will account for only a small portion of aggregate national sales of similar products. However, we believe that the quality of our products will give us a competitive advantage.

SUPPLIES AND SUPPLIERS
----------------------

     The raw materials, parts and components used by us in manufacturing our products are generally available. We seek to maintain multiple sources of the parts and materials we purchase from suppliers, however, certain customers could limit and/or designate specific suppliers, and the availability of such parts and materials could affect our ability to fill those customers' orders on a timely basis. Management believes that the interruption of its relationships with suppliers would not have a material adverse effect over the long-term, as parts and materials suitable for the production of the types of products P.D.C. manufactures would be available from other suppliers.

MARKETING AND DISTRIBUTION
--------------------------

     We anticipate that the primary markets for P.D.C.'s TriLevel family, Water Mizer and Perfect Seal products are stores that sell to construction and home-remodeling customers, such as Home Depot, Ace Hardware, smaller chain stores, and individual wholesalers. However, we cannot guarantee that we will be able to induce these chains to do business with us. Primary sales and marketing techniques will include direct sales visits, mailings and attendance at various trade shows.

EMPLOYEES
---------

     At present, we employ a total of 9 full time employees, including our Chief Executive Officer and our President. If P.D.C. expands, it will require additional personnel, both skilled and unskilled. Although P.D.C. believes that the personnel it will require are readily available at reasonable salary rates, no assurance can be given that we will be able to attract the type and quantity of employees our operations will require; further, even if such personnel are available, no assurance can be given that they can be hired on terms favorable to P.D.C.

INSURANCE
---------

     Due to the decrease in the number of insurance carriers willing to provide product liability insurance, especially in the healthcare industry, product liability insurance availability has been significantly reduced and premiums have increased dramatically over recent years. At present, we maintain no product liability insurance. Although we intend to obtain such insurance coverage after we receive FDA approval for the Sterile Pro 2000, there can be no assurance that we will be able to obtain insurance at reasonable premiums that are affordable. The inability to obtain such insurance could have a materially adverse effect upon our business, financial condition and future prospects.

DESCRIPTION OF PROPERTY.
------------------------

     P.D.C.'s corporate offices and manufacturing facility are located at 3701 NW 126th Avenue, Corporate Park, Bay 5, Coral Springs, FL. In July 2000, P.D.C. entered into a business lease agreement with L.A.W. Properties Coral Springs, LLC. for office, lab, and manufacturing space of approximately 11,000 square feet at a base rent of $5,300 per month, with a cost of living adjustment over the term of the lease. This lease expires on August 31, 2005. We believe that our facility is adequate for our current and reasonably foreseeable future needs.


LEGAL  PROCEEDINGS.

PENDING  LITIGATION

     On September 9, 1999, a lawsuit, Fernando Bugallo vs. P.D.C. Innovative Industries and David Sowers, (Case No: 99015686) was filed in the Circuit Court of the 17th Judicial Circuit in and for Broward County Florida. The action is for breach of contract, specific performance, and rescission of contract. Mr. Bugallo has requested damages, which exceed $15,000. Mr. Bugallo has alleged that P.D.C. and Mr. Sowers breeched an agreement to (1) jointly research, develop, manufacture, and sell a variety of devices and to split all profits and loses on a 50%-50% basis and (2) breeched an agreement for the purchase and sale of business assets owned by Mr. Bugallo. P.D.C. intends to vigorously defend this action, and has filed a counter-claim against Mr. Bugallo for fraud and has demanded damages in excess of $195,000. The suit is in the discovery stage. At present, we are unable to predict the outcome this lawsuit. As of the date of this registration statement, the parties have settled this matter

     On October 12, 2000, P.D.C. obtained an Ex Parte Temporary Injunction Order in the Circuit Court of the 17th Judicial Circuit in and for Broward County Florida against David Nakhon, alias Marketwizwanabe$$$$. The injunction stems from Mr. Nakhon posting defamatory messages on the Raging Bull message board about P.D.C., its officers and directors. P.D.C. has established a policy to pursue all of its legal remedies against persons posting fraudulent and/or defamatory information with regard to the Company or its officers and directors on the Internet. In light of this, P.D.C. intends to file suit against Mr. Nakhon in the near future. As of the date of this registration statement, it is believed that this matter will be settled.

POSSIBLE  LITIGATION

     On July 6, 2000, P.D.C. entered into a Plan of Merger with Sterile-Pro, Inc., with P.D.C. being the survivor. Prior to the merger, Sterile-Pro issued an 8% Series A Senior Subordinated Convertible Redeemable Debenture for a total aggregate amount of $1,000,000.00, due July 5, 2002. Pursuant to the Plan of Merger, the rights and obligations of Sterile-Pro with respect to the Sterile-Pro Licensing Agreement and the Sterile-Pro Debenture became obligations of P.D.C. The Debenture was discounted 10% of its face value and is convertible into common stock at a conversion price equal to 75% of the lowest closing bid price of the common stock for any of the 3 consecutive trading days immediately preceding the date of receipt of the conversion notice.

     In July 2000, Rock Solid Group L.L.C., Venice Holdings L.L.C. and Creative Holdings, L.L.C. funded $733,488, which includes attorney fees and cost of approximately $24,448. Creative Holdings converted an aggregate of $255,500 of the Debenture for a total of 6,393,117 shares. In addition, the have noticed an additional $80,000 for conversion, which was not honored by P.D.C. Due to the low price of P.D.C.'s common stock and other matters, which are presently being investigated by P.D.C., we refused to honor the conversion. The Debenture holders have threatened legal action to force the conversion of the Debenture or in the alternative to rescind the Debenture Purchase Agreement and recoup the amount of their investment. If a lawsuit is instituted, tried and a judgment is entered against P.D.C., we estimate that the damages could be in excess of $600,000 plus penalties and interest. P.D.C. does not have the financial ability to rescind the transaction and any award for damages would have a material adverse effect on P.D.C. and its ability to continue operations. MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names and ages of the current directors and executive officers of the company and the principal offices and positions with the Company held by each person. The executive officers of the company are elected annually by the Board of Directors. Each year, the stockholders elect the board of directors. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was elected as an executive officer.


Name                         Age       Term              Position
---------------------------  ---     ---------     ---------------------

Vernon Leroy Sowers           38     2000-2001     Former Chief Executive
                                                   Officer and Director, not
                                                   yet replaced
Sandra Sowers                 60     2000-2001     President, Secretary,
                                                   Treasurer, and
                                                   Director
Harold Harris                 70     2000-2001     Director, expected to be
                                                   CEO after board meeting

     Our Directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers serve at the discretion of the board. There are no agreements with respect to the election of directors. P.D.C. has not compensated its directors for service on the Board of Directors or any committee thereof, but directors are reimbursed for expenses incurred for attendance at meetings of the Board of Directors and any committee of the Board of Directors. There are, at present, two vacancies on the Board of Directors.

     On March 6, 2001, David Sowers, our Founder, Chief Executive Office, and Director passed away. Mr. Sowers had been treated in recent months for heart disease. He will be missed by P.D.C., and its employees. David Sowers served as Chief Executive Officer and Director of P.D.C. since its formation.

     Sandra Sowers may be deemed a "parent" and "organizer "of P.D.C. as those terms are defined in the Rules and Regulations promulgated under the Securities Act of 1933. Sandra Sowers is the widow of David Sowers and the mother of Vernon Leroy Sowers. There are no other family relationships between officers and directors.

VERNON LEROY SOWERS, FORMER CHIEF EXECUTIVE OFFICER AND DIRECTOR
----------------------------------------------------------------

     Mr. Sowers was appointed Chief Executive Officer of P.D.C. in March 2001. From September 1994 to March 2001, he served as P.D.C.'s Executive Vice President, and supervised P.D.C.'s Sales Force & Manufacturing Plant. Prior to September 1994, Mr. Sowers held the position of Senior Sales Executive with BSD Enterprises, Inc. BSD manufactured a product that was used to wash paint excess from all types of industrial paint guns. This product washed and cleaned paint guns automatically and met the requirements of the EPA and OSHA. Mr. Sowers died in June of 2001 and a board meeting will be held to fill his positions.

SANDRA SOWERS, PRESIDENT, SECRETARY, TREASURER, AND DIRECTOR.
------------------------------------------------------------

     Mrs. Sowers has served as Secretary, Treasurer, and Director since September 1994, the inception of P.D.C. Prior to September 1994, Mrs. Sowers was President, Secretary Treasurer and a Director of BSD Enterprises, Inc.

HAROLD HARRIS, DIRECTOR
---------------------------

     Mr. Harris has served as a Director of P.D.C. since January 1999. Between 1994 and 1996, Mr. Harris was the Vice President of Operations and Administration for WJ Gallagher, a NASD Brokerage firm. From 1992 to 1994, Mr. Harris was the Executive Operations Manager for Reynolds, Kendrick, Stratton, Inc., a NASD Brokerage firm. Mr. Harris received his Bachelor of Arts degree in Statistics from the Colorado University in 1965 and an Associate of Arts degree in Business Administration from the Finance Institute in New York, New York.

     No director, officer, affiliate or promoter of P.D.C. has, within the past five years, filed any bankruptcy petition, been, convicted in or been the subject of any pending criminal proceedings, or has been the subject or any order, judgment, or decree involving the violation of any state or federal securities laws.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
-----------------------------------------

     Section 16(a) of the Exchange Act of 1934 requires that P.D.C.'s officers, directors, and persons who own more than ten percent of a registered class of P.D.C.'s equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish P.D.C. with copies of all Section 16(a) forms they file.

     P.D.C. believes that all filing requirements applicable to its officers, directors have been complied with.

EXECUTIVE COMPENSATION.

     The following table shows the compensation received by our current and past chief executive officers for during the past fiscal year.


Name & Principal         Year                       Other Annual      Restricted     Securities/Underlying
Position                 Ended        Salary        Compensation(1)   Stock Awards   Option/SARs
---------------------   ---------  --------------    -------------    ------------   --------------------
David Sowers, CEO       12/31/00    $    -0-         $      10,225    $      -0-            NA
---------------------   ---------   -------------    --------------   ------------   --------------------
Sandra Sowers,
President, Secretary,   12/31/00    $  127,400       $         -0-    $      -0-            NA
And Treasurer,
---------------------   ---------   -------------    --------------   ------------   --------------------
Vernon L. Sowers,       12/31/00    $   45,936       $       8,082    $   62,500            NA
Former Executive
Vice President
---------------------   ---------   -------------    --------------   ------------   --------------------

(1) Consists of annual lease payments for cars provided to Mr. David Sowers and Mr. Leroy Sowers by the Company.

     Mr. Harris, a director of P.D.C., also serves as a consultant to P.D.C. Mr. Harris consults on an as needed basis at the rate of $200 per day. For the fiscal year ended December 31, 2000, P.D.C. compensated Mr. Harris $6,675 for services rendered.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth the beneficial ownership of P.D.C. common stock as of April 11, 2001 as to (a) each person known to us who beneficially owns more than 5% of the outstanding shares of our common stock; (b) each current director and executive officer; and (c) all of our executive officers and directors as a group.
                                                              % of Outstanding
Name and Address                    Number of Shares Owned    Shares of Common
of Beneficial Owner                   Beneficially                 Stock
---------------------               ----------------------    ----------------

Vernon Leroy Sowers(1)                   1,011,292               1.3%
3701 N.W. 126th Ave
Bay 5 Coral Springs, FL 33065.

Sandra Sowers                           44,488,708                58%
3701 N.W. 126th Ave
Bay 5
Coral Springs, FL  33065

Harold Harris                                2,500                 *
3701 N.W. 126th Ave
Bay 5
Coral Springs, FL  33065


All officers and directors              45,502,500              59.3%
as a group (3) persons

*Represents less than 1% of the outstanding shares of common stock.
(1)Deceased as of date of filing prospectus

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     On July 6, 2000, P.D.C. entered into a Plan of Merger with Sterile-Pro, Inc., with P.D.C. being the survivor. Sterile-Pro was a Florida corporation. Prior to the merger Mr. David Sowers, his wife, Sandra, and his son Vernon Leroy, owned 27,010,000 shares of Sterile-Pro common stock. Prior to the merger, they owned an aggregate of 14,500,000 shares of P.D.C.'s Common Stock. After the merger, they owned an aggregate of 45,000,000 shares of P.D.C.'s Common Stock, or 45% of the total number of shares authorized.

     On June 8, 2000, David Sowers and P.D.C. entered into a separate Licensing Agreement pursuant to which P.D.C. will develop, manufacture, and distribute these products, which consist of:

     -    Sterile Pro 2000
     -    Tri-Level Family
     -    Perfect Seal
     -    Flush Mizer
     -    Mulching Blade

     In consideration for his grant to P.D.C. of this license, P.D.C. issued 12,000,000 shares of its Common Stock to Mr. Sowers. In addition, Mr. Sowers' estate stands to receive royalties based upon the net selling price of all products and goods in which the Patents are used, before taxes and after deducting the direct cost of the product and commissions or discounts paid.

     In January 2001, P.D.C. declared and paid a 5% stock dividend on its Common Stock to its shareholders of record on January 12, 2001. Our Officers and Directors declined the dividend.

     Mr. Harris, a director of P.D.C., also serves as a consultant to P.D.C. Mr. Harris consults on an as needed basis at the rate of $200 per day. For the fiscal year ended December 31, 2000, P.D.C. compensated Mr. Harris $6,675 for services rendered.

     In April 2000, we issued 500,000 shares to Vernon Leroy Sowers as bonus compensation for his services to P.D.C.

     During 1997, 1998, and 1999, from time to time, Sandra Sowers loaned P.D.C. an aggregate of $45,887. These loans were not evidenced by a note or other security agreement, and bore no interest. In March 2001, we repaid $19,496. The balance of $26,391 remains outstanding.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The laws of the State of Nevada and the company's Bylaws, as amended, provide for indemnification of the company's directors, officers and agents for liabilities and expenses that they may occur in said capacities. Generally, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interest of the company, and with respect to any criminal action or proceeding that the indemnitee had no reasonable cause to believe was unlawful.

     The company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Act is against public policy as expressed in the Act and is, therefore, unenforceable.

                              SELLING SHAREHOLDERS

The following table sets forth the number of shares of common stock the selling shareholders may offer for sale from time to time. The office or material position held by a selling shareholder now or within the past three years is indicated. The percentage owned after the offering is not indicated unless it exceeds 1% of the class of shares.

------------------------------------------- ---------------------------------------- ----------------------------------------
                                                     AMOUNT OF BENEFICIAL                     SHARES OF STOCK BEING
        NAME OF SELLING SHAREHOLDER            OWNERSHIP PRIOR TO THIS OFFERING          OFFERED PURSUANT TO PROSPECTUS
------------------------------------------- ---------------------------------------- ----------------------------------------
                                               NUMBER              PERCENT
------------------------------------------- ---------------------------------------- ----------------------------------------
IDT Group, Inc.(1)                           8,296,721               9.6                           8,296,721
------------------------------------------- ---------------------------------------- ----------------------------------------
Paul H. Cohen(2)                               100,000                .11                            100,000
------------------------------------------- ---------------------------------------- ----------------------------------------

(1) Represents purchase and sale of all shares received to date under the Funding Agreement dated April 2001.
(2)  Represents all shares received for public relations work.

PLAN OF DISTRIBUTION

     The securities are not being offered through an underwriter. The shares may be offered for sale, from time to time, by the security holders their assigns, successors or pledgees. The sales may be offered pursuant to this prospectus on any stock exchange, trading facility or market wherein said securities are traded. They may also be sold in a private transaction. All sales may be for a fixed or negotiated price. The security holder may sell our securities in any of the numerous transactions permitted by applicable law. Some of those methods of sale include: ordinary broker transactions, block trades, direct sales to a broker dealer as a principal or a partial sale through a broker-dealer at a specific price. The selling shareholder may also sell our shares under the Securities Act Rule 144 and not under this prospectus, if they meet the criteria and conform to said rule.

     The selling shareholders may utilize the services of a broker-dealer to participate in the sale of the subject securities, which may include sales of the securities to other broker-dealers. The broker-dealer may receive commissions or discounts from the seller on the sale or sometimes from the purchaser if they act as an agent for the purchaser. It is anticipated that the commissions or discounts shall be customary for these types of transactions.

     Under the Securities Act, the selling shareholders and the broker-dealers involved in the sale of our securities may be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by these broker-dealers or agents and any profits on the resale of the shares purchased by them may be considered underwriting compensation under the Act.

     Under the Exchange Act and its applicable regulations, any person engaged in the distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock of our company during the applicable "cooling off" periods prior to the commencement of such distribution. The selling shareholders will also be subject to applicable provisions of the Exchange Act and its rules and regulations, including without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of sales and purchases of common stock by selling shareholders.

     The company will pay all fees and costs associated with the registration of these shares, however, it will not pay any commissions, discounts, underwriters fees or fees for dealers or agents.

                            DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company currently consists of 100,000,000 shares of common stock, par value $.001 per share.

     Our company's transfer agent is Florida Atlantic Stock Transfer, 7130 Nob Hill Road, Tamarac, FL 33321.

     The following summary of the capital stock of the company as set forth in the following statements is not complete. These statements are subject to and qualified in their entirety by the detailed provisions found in the company's Articles of Incorporation with amendments and the company Bylaws.

     There are 85,540,177 shares of common stock outstanding, as of the date of this prospectus.

     Holders of common stock are entitled to one vote per each share standing in his/her name on the books of the company as to those matters properly before the shareholders. There are no cumulative voting rights and a simple majority controls. The holders of common stock will share ratably in dividends, if any, as declared by the Board of Directors in its discretion from funds or stock legally available. Common stock holders are entitled to share pro-rata on all the company's assets after the payment of all liabilities, in the event of dissolution. All of the outstanding shares of common stock are fully paid and non-assessable and all the shares of common stock offered hereby will also be fully paid and non assessable.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

     On June 1, 2000, the Board of Directors of P.D.C. Innovative Industries, Inc. terminated the accounting firm of Franklin & Nicholls CPA's L.L.C. as P.D.C.'s Independent Certified Public Accountants citing Franklin & Nicholls inability to complete P.D.C.'s financial reporting obligations in a timely manner.

     P.D.C.'s report on its financial statements for the past two years ending December 31, 1999 and 1998 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the P.D.C.'s two most recent fiscal years, and the interim period preceding the date of termination, there were no disagreements with Franklin & Nicholls CPA's L.L.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreement(s), if not resolved to the satisfaction of Franklin & Nicholls CPA's L.L.C., would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

     During P.D.C.'s two most recent fiscal years and the interim period preceding Franklin & Nicholls CPA's L.L.C. termination, Franklin & Nicholls CPA's L.L.C. did not:

     - Advise P.D.C. that the internal controls necessary for the registrant to develop reliable financial statements did not exist;

     - Advised P.D.C. that information has come to the accountant's attention that has led it to no longer be able to rely on management's representations, or that has made it unwilling to be associated with the financial statements prepared by management;

     - Advise P.D.C. of the need to expand significantly the scope of its audit, or that information has come to the accountant's attention, that if further investigated may:

          o Materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements; or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or

          o Cause it to be unwilling to rely on management's representations or be associated with the registrant's financial statements, and

          o Require Franklin & Nicholls CPA's L.L.C. to expand the scope of its audit or conduct such further investigation.

     During P.D.C.'s two most recent fiscal years, and the interim period preceding Franklin & Nicholls CPA's L.L.C. termination, Franklin & Nicholls CPA's L.L.C. did not advise P.D.C. that information has come its attention that it has concluded materially impacts the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to Franklin & Nicholls CPA's L.L.C. satisfaction, would prevent it from rendering an unqualified audit report on those financial statements).

     During P.D.C's two most recent fiscal years, Franklin & Nicholls CPA's L.L.C.'s report on the financial statements did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

     On June 16, 2000, P.D.C. engaged the accounting firm of Margolies, Fink & Wichrowski C.P.A. as its Independent Certified Public Accountants. During P.D.C.'s two most recent fiscal years and the interim period preceding the engagement of Margolies, Fink & Wichrowski C.P.A., P.D.C. did not consult with Margolies, Fink & Wichrowski C.P.A. on any matters.

                                  LEGAL MATTERS

     Feingold & Kam, will pass upon the validity of the securities offered hereby for P.D.C. Innovative Industries, Inc.

                                     EXPERTS

     The financial statements of P.D.C. Innovative Industries, Inc for the fiscal years ended December 31, 1999 and December 30, 2000, included herein and elsewhere in this registration statement, have been included herein and in the registration statement in reliance on the reports of Margolies, Fink & Wichrowski; and Franklin & Nichols, CPA, P.C., appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                       P.D.C. INNOVATIVE INDUSTRIES, INC.

                          INDEX TO FINANCIAL STATEMENTS




                                                     Page

     Report of Independent Certified Accountants      F-1


     Financial Statements

          Balance Sheet                               F-3

          Statement of Operations                     F-4

          Statement of Stockholders' Equity           F-5 - F-6

          Statement of Cash Flows                     F-7

          Notes to Financial Statements               F-8 - F-16
          (See 10-K filed for the year 2000)

          Condensed Balance Sheet                     F-17

          Condensed Statements of Operations          F-18

          Condensed Statements of Cash Flows          F-19

          Notes to Financial Statements               F-20

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The  Board  of  Directors  and  Stockholders
P.D.C.  Innovative  Industries,  Inc.


We have audited the accompanying balance sheet of P.D.C. Innovative Industries, Inc. (a Development Stage Company) as of December 31, 2000, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2000 and for the period September 7, 1994 (date of inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of P.D.C. Innovative Industries, Inc. as of December 31, 1999 were audited by other auditors whose report, dated February 25, 2000, expressed an unqualified opinion on these statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of P.D.C. Innovative Industries, Inc. (a Development Stage Company), as of December 31, 2000 and the results of its operations and its cash flows for the year ended December 31, 2000 and for the period September 7, 1994 (date of inception) to December 31, 2000 in conformity with generally accepted accounting principles.

The Company is in the development stage as of December 31, 2000 and to date has had no significant operations. Recovery of the Company's assets is dependent on future events, the outcome of which is indeterminable. In addition, successful completion of the Company's development program and its transition, ultimately, to attaining profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Margolies,  Fink  and  Wichrowski

Certified  Public  Accountants
Pompano  Beach,  Florida
February  23,  2001

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET

                                DECEMBER 31, 2000


                                     ASSETS

Current assets:
  Cash and cash equivalents                                         $   143,367
  Inventory                                                             310,943
                                                                    -----------

     Total current assets                                               454,310
                                                                    -----------

  Property and equipment, net                                         1,118,897
  Other assets                                                          546,884
                                                                    -----------

                                                                    $ 2,120,091
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                  $    15,011
  Accrued expenses                                                      150,704
                                                                    -----------

  Total current liabilities                                             165,715
                                                                    -----------

Convertible debenture                                                   639,943
Loans from shareholders                                                  45,887
                                                                    -----------

      Total liabilities                                                 851,545
                                                                    -----------

Commitments and contingencies

Stockholders' equity:
  Common stock, $.001 par value; authorized 100,000,000 shares,
     issued 69,813,238 shares                                            69,813
  Additional paid-in capital                                          4,028,138
  Deficit accumulated during the development stage                   (2,829,405)
                                                                    -----------

      Total stockholders' equity                                      1,268,546
                                                                    -----------

                                                                    $ 2,120,091
                                                                    ===========

               See accompanying notes to the financial statements.

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                  From
                                                                               Inception
                                                                              (September 7,
                                               Year  Ended  December  31,       1994) to
                                               --------------------------      December 31,
                                                     2000           1999           2000
                                               ------------    ------------    ------------
Compensation and related benefits              $    351,937    $    163,480    $    707,680
Advertising and promotion expenses                  100,497           2,421         102,918
Selling, general and administrative expenses        119,082          53,365         368,208
Commissions                                           2,800          62,400          65,200
Consulting expenses                                 140,810              --         140,810
Delivery and freight expenses                         6,579              --           6,579
Equipment costs                                       7,136              --           7,136
Insurance costs                                      15,653              --          15,653
Inventory valuation adjustments                     318,632              --         318,632
Materials and tooling                                48,440              --          48,440
Outside labor                                         7,088              --           7,088
Professional fees                                    79,174          57,931         206,532
Repairs and maintenance                              23,627          20,233          67,106
Supplies                                             22,438              --          22,438
Travel and subsistence costs                         28,869          33,302          62,171
Rent expense                                         67,416          13,249         129,261
Telephone and utilities                              16,433           7,702          24,135
Interest expense                                    247,894              --         247,894
Loan placement expenses and fees                     73,000              --          73,000
Depreciation and amortization                       112,193          10,904         208,524
                                               ------------    ------------    ------------

                                                  1,789,698         424,987       2,829,405
                                               ------------    ------------    ------------

     Net loss                                  $ (1,789,698)   $   (424,987)   $ (2,829,405)
                                               ============    ============    ============

Net loss per common share:
  Basic
    Net loss per common share                  $       (.05)   $       (.15)   $       (.43)
                                               ============    ============    ============

    Weighted average number of common shares     38,205,874       2,908,056       6,536,793
                                               ============    ============    ============

  Diluted
    Net loss per common share                  $       (.05)   $       (.15)   $       (.43)
                                               ============    ============    ============

    Weighted average number of common shares     38,205,874       2,908,056       6,536,793
                                               ============    ============    ============

               See accompanying notes to the financial statements.

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                          YEAR ENDED DECEMBER 31, 2000


                                                                                Deficit
                                           Common  Stock                      Accumulated
                                     -------------------------    Additional   During  the
                                       Number  of                  Paid-In     Development
                                        Shares      Amount         Capital        Stage          Total
                                     -----------   -----------   -----------   -----------    -----------
Balance, September 7,1994
    (Date of inception)                       --   $        --   $        --   $        --    $        --

Issuance of common stock
   at incorporation                        1,000             1        24,754            --         24,755
                                     -----------   -----------   -----------   -----------    -----------

Balance, December 31, 1996                 1,000             1        24,754            --         24,755

Net loss                                      --            --            --       (41,344)       (41,344)
                                     -----------   -----------   -----------   -----------    -----------

Balance, December 31, 1997                 1,000             1        24,754       (41,344)       (16,589)

Issuance of common stock,
  restated for reverse stock split       425,702           426     1,841,294            --      1,841,720

Net loss                                      --            --            --      (573,376)      (573,376)
                                     -----------   -----------   -----------   -----------    -----------

Balance, December 31, 1998               426,702           427     1,866,048      (614,720)     1,251,755

Issuance of common stock
    for services                       3,592,605         3,592       522,545            --        526,137

Conversion of convertible
    debentures                           383,993           384        49,616            --         50,000

Net loss                                      --            --            --      (424,987)      (424,987)
                                     -----------   -----------   -----------   -----------    -----------

Balance, December 31, 1999             4,403,300         4,403     2,438,209    (1,039,707)     1,402,905
                                     -----------   -----------   -----------   -----------    -----------


                                                                     (CONTINUED)

               See accompanying notes to the financial statements.

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                          YEAR ENDED DECEMBER 31, 2000

                                                                             Deficit
                                         Common  Stock                      Accumulated
                                  -------------------------   Additional    During  the
                                   Number of                    Paid-In     Development
                                    Shares       Amount        Capital         Stage          Total
                                  -----------   -----------   -----------   -----------    -----------
Balance, December 31, 1999          4,403,300         4,403     2,438,209    (1,039,707)     1,402,905
                                  -----------   -----------   -----------   -----------    -----------

Common stock issued in mergers     36,956,000        36,956            --            --         36,956

Issuance of common stock
    for services                    2,715,000         2,715       175,150            --        177,865

Common stock issued in exchange
    for licensing agreement        12,000,000        12,000       538,000            --        550,000

Conversion of convertible
    debentures                     13,488,938        13,489       866,779            --        880,268

Common stock sold                     250,000           250        10,000            --         10,250

Net loss                                   --            --            --    (1,789,698)    (1,789,698)
                                  -----------   -----------   -----------   -----------    -----------

Balance, December 31, 2000         69,813,238   $    69,813   $ 4,028,138   $(2,829,405)   $ 1,268,546
                                  ===========   ===========   ===========   ===========    ===========

               See accompanying notes to the financial statements.

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                 From
                                                                               Inception
                                                                              (September 7,
                                                   Year Ended  December  31,    1994)  to
                                                  ---------------------------  December 31,
                                                       2000          1999          2000
                                                   -----------    -----------   -----------
Net loss                                           $(1,789,698)   $  (442,987)   $(2,829,405)
                                                   -----------    -----------    -----------
Adjustments to reconcile net loss to net cash
  used for operating activities:
    Depreciation and amortization                      112,193         10,904        208,524
    Noncash compensation and consulting expenses       353,632        179,433        568,701
    (Increase) decrease in inventory                   351,218       (579,668)      (310,943)
    (Increase) decrease in other assets                 58,530        (58,500)       (15,575)
    Increase (decrease) in accounts payable and
      accrued expenses                                 165,644         (5,828)       165,715
                                                   -----------    -----------    -----------

      Total adjustments                              1,041,217       (453,659)       616,422
                                                   -----------    -----------    -----------

      Net cash used for operating activities          (748,481)      (896,646)    (2,212,983)
                                                   -----------    -----------    -----------

Cash flows from investing activities:
    Capital expenditures                               (48,339)       (58,361)    (1,343,549)
                                                   -----------    -----------    -----------

      Net cash used for investing activities           (48,339)       (58,361)    (1,343,549)
                                                   -----------    -----------    -----------

Cash flows from financing activities:
    Proceeds from convertible debenture                771,400        480,000      1,251,400
    Proceeds from loan payable, net                     45,000         50,887         45,887
    Net proceeds from issuance of common stock          10,000        526,137      2,402,612
                                                   -----------    -----------    -----------

      Net cash provided by financing activities        826,400      1,057,024      3,699,899
                                                   -----------    -----------    -----------

Net increase in cash and cash equivalents               29,580        102,017        143,367

Cash and cash equivalents at beginning of period       113,787         11,770            -0-
                                                   -----------    -----------    -----------

Cash and cash equivalents at end of period         $   143,367    $   113,787    $   143,367
                                                   ===========    ===========    ===========

Supplemental disclosures of noncash
investing and financing activities:

Issuance of common stock and options
  in exchange for services                         $   177,250    $   179,433    $   465,683
                                                   ===========    ===========    ===========

Issuance of common stock in exchange for
  patent licensing agreement                       $   550,000    $        --    $   550,000
                                                   ===========    ===========    ===========

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS


(1) BACKGROUND

The Company, ("P.D.C. Innovative Industries, Inc.") was organized in the state of Nevada on September 7, 1994. On January 22, 1998, a merger was effected between Kenneth C. Garcia, Inc. and the Company. On July 6, 2000, the Company merged with Sterile-Pro, Inc., forming the current operating divisions of the Company.

The Company is currently in the development stage and are in the process of raising additional capital. There is no assurance that once the development of the Sterile Pro 2000 device is completed and finally gains Federal Drug Administration marketing clearance, and the sales of the TriLevel Family, a series of innovative levels for construction workers, finally commences, that the Company will achieve a profitable level of operations.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Basis of Presentation

     The financial statements of the Company are presented as if the Company will continue as a going concern. No adjustments have been made to the values of the assets or liabilities of the Company as of December 31, 2000.

     (b) Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (c) Cash and cash equivalents

     Holdings of highly liquid investments with original maturities of three months or less and investment in money market funds are considered to be cash equivalents by the Company.

     (d) Inventory

     Inventory, consisting principally of raw materials, work-in-process and finished goods, are carried at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.


                                                                     (CONTINUED)

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     (e) Property and equipment

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line methods over the estimated useful lives of the related assets.

     (f) Net loss per share

     In 1998, the Company adopted SFAS No. 128, ("Earnings Per Share"), which requires the reporting of both basic and diluted earnings per share. Basic net loss per share is determined by dividing loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock, as long as the effect of their inclusion is not anti-dilutive.

     (g) Patent license agreement

     The patent license agreement will be amortized over the seventeen year life of the patent.

     (h) Stock-based compensation

     The Company adopted Statement of Financial Accounting Standards No. 123. "Accounting for Stock-Based Compensation" ("SFAS 123"), in fiscal 1997. As permitted by SFAS 123, the Company will continue to measure compensation costs in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", but provide pro forma disclosures of net loss and loss per share as if the fair value method (as defined in SFAS 123) had been applied beginning in fiscal 1997. The Company had no stock options issued through December 31, 2000, therefore no additional disclosure is required.

     (i) Discount on convertible debt

     The discount which arises as a result of the allocation of proceeds to the beneficial conversion feature upon the issuance of the convertible debt increases the effective interest rate of the convertible debt and will be reflected as a charge to interest expense. The amortization period will be from the date of the convertible debt to the date the debt first becomes convertible.


                                                                     (CONTINUED)

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     (j) Long-lived assets

     Effective January 1, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). This statement requires companies to write down to estimated fair value long-lived assets that are impaired. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In performing the review of recoverability the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the assets, an impairment loss is recognized. The Company has determined that no impairment losses need to be recognized through the fiscal year ended December 31, 2000.

     (k) Income taxes

     Effective January 1, 1997, the Company adopted the method of accounting for income taxes pursuant to the Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires an asset and liability approach for financial accounting and reporting for income taxes. Under SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the year that includes the enactment date.

     (l) Comprehensive income

     SFAS 130, "Reporting Comprehensive Income", requires a full set of general purpose financial statements to be expanded to include the reporting of "comprehensive income". Comprehensive income is comprised of two components, net income and other comprehensive income. For the period from September 7, 1994 (date of inception) to December 31, 2000, the Company had no items qualifying as other comprehensive income.

     (m) Reclassifications

     Certain amounts in the prior period financial statements have been reclassified to conform with the current period presentation.


                                                                     (CONTINUED)

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


(3) MERGER

On July 6, 2000, the Company merged with Sterile-Pro, Inc., with the Company being the survivor. The merger was accomplished through the issuance of 33,000,000 shares of the Company's common stock. Sterile-Pro was a Florida corporation whose principal asset was the right to develop and market a device know as the Sterile Pro 2000, pursuant to the licensing agreement signed on June 8, 2000. (See Notes 7 and 12)


(4) GOING CONCERN

The Company is currently a development stage company and its continued existence is dependent upon the Company's ability to resolve its liquidity problems, principally by obtaining additional debt financing and/or equity capital. The Company has yet to generate an internal cash flow, and until the sales of its product begins, the Company is totally dependent upon the debt and equity funding.

As a result of these factors, there exists substantial doubt about the Company's ability to continue as a going concern. However, management of the Company is continually negotiating with various outside entities for additional funding necessary to complete FDA marketing clearance. To date, management has been able to raise the necessary capital to reach this stage of product development and has been able to fund any capital requirements. However, there is no assurance that once the development of the Sterile Pro 2000 device is completed and finally gains Federal Drug Administration marketing clearance, that the Company will achieve a profitable level of operations.


(5) INVENTORY

Inventory consisted of the following as of December 31, 2000:

             Raw materials                 $ 85,000
             Work-in process                 65,000
             Finished goods                 160,943
                                           --------

                                           $310,943
                                           ========

The inventory of finished goods was written down $318,632 during the year ended December 31, 2000 to its net realizable value, with the values being based upon the initial sales pricing projections of the Company.

                                                                     (CONTINUED)

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


(6) PROPERTY AND EQUIPMENT

The following is a summary of property and equipment, less accumulated depreciation, as of December 31, 2000:

                                             Estimated
                                            Useful life
                                            -----------
Furniture and fixtures          $   18,831    5 years
Computers and equipment             13,701    3 years
Manufacturing equipment          1,311,017   15 years
                                -----------

                                 1,343,549
Less: accumulated depreciation    (224,652)
                                -----------

         Totals                 $1,118,897
                                ===========

(7) OTHER ASSETS

Other assets consist of the following as of December 31, 2000:

   Patent license agreement, net of accumulated
     amortization of $16,176                     $533,824
   Organization costs, net of accumulated
     amortization of $2,515                        10,060
   Other                                            3,000
                                                 --------

      Totals                                     $546,884
                                                 ========

During June 2000, the Company finalized an exclusive Patent License Agreement with its then, chief executive officer. (See Note 15) The officer was the owner of various patents and patents pending, which items will be eventually sold by the Company. Pursuant to the terms of the agreement, the Company was granted the exclusive right to modify, customize, maintain, incorporate, manufacture, sell, and otherwise utilize and practice the Patent, all improvements thereto and all technology related to the process, throughout the world. The license shall apply to any extension or re-issue of the Patent. The term of license is for the life of the Patent and any renewal thereof, subject to termination, under certain conditions. As consideration for the License, the Company issued to the officer 12,000,000 shares of common stock (See Note 12 ). The License agreement has been recorded at the historical cost basis of the chief executive officer, who owned the patents.


                                                                     (CONTINUED)

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


(8) ACCRUED EXPENSES

Accrued expenses consist of the following as of December 31, 2000:

            Accrued interest payable              $144,512
            Payroll taxes payable                    6,192
                                                  --------

                  Total                           $150,704
                                                  ========


(9) CONVERTIBLE DEBENTURES

Prior to the merger with the Company, Sterile-Pro, Inc. entered into a Subscription Agreement with the Purchasers of the 8% Series Senior Subordinated Convertible Redeemable Debenture (the 'Debentures") on July 12, 2000. The Purchaser agreed to purchase $1,000,000 of the Company's Debentures at 90% of the face amount. The Debentures were offered subject to the rules promulgated by Rule 504, Regulation D of the Securities and Exchange Commission, and the rules of the state of Colorado Securities Division. The Debentures will mature on July 12, 2002. The Debentures have become an obligation of the Company as a result of the merger.

The holder of the Debenture is entitled, at its option, at any time to convert all or any amount over $10,000 of the principal face amount of this Debenture then outstanding into freely trading stock of the Company without restrictive legend. The conversion price to be equal to 75% of the lowest closing bid price of the common stock as reported for any of the three consecutive trading days immediately preceding the date of receipt by the Company of each notice of conversion. As a result, the Company recorded a premium discount at issuance on the convertible debentures in the aggregate amount of $231,010. This amount will be included in the cost of the common shares during the amortization period, which began when the shares were initially converted during the year ended December 31, 2000. Accordingly, $103,382 was included to the cost of the shares converted as additional paid-in capital. No fractional shares will be issued on conversion, but the number of share issuable shall be rounded to the nearest whole share.

During the year ended December 31, 2000, the Company issued a total of 13,488,938 shares of its common stock in conversion of $880,268 of convertible debentures. Approximately $492,400, or 7,095,821 shares, were converted from the convertible debentures issued during the prior fiscal year. As of December 31, 2000, accrued interest on the remaining $639,943 of Debentures amounted to $16,884. (See Note 15)


                                                                     (CONTINUED)

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


(10) LEASES

The Company leases its office and warehouse space under an operating lease expiring in August 2005. Minimum future lease payments under the non-cancelable operating lease having a remaining term in excess of one year as of December 31, 2000 are as follows:

            Year ending December 31,              Amount
            ------------------------             --------

                       2002                      $ 63,600
                       2003                        63,600
                       2004                        63,600
                       2005                        42,400
                                                 --------

            Total minimum future lease payments  $233,200
                                                 ========

(11) INCOME TAXES

No provision for income taxes has been recorded in the accompanying financial statements as a result of the Company's net operating losses. The Company has unused tax loss carryforwards of approximately $2,555,000 to offset future taxable income. Such carryforwards expire in years beginning 2017. The deferred tax asset recorded by the Company as a result of these tax loss carryforwards is approximately $869,000 at December 31, 2000. The Company has reduced the deferred tax asset resulting from its tax loss carryforwards by a valuation allowance of an equal amount as the realization of the deferred tax asset is uncertain. The net change in the deferred tax asset and valuation allowance from January 1, 2000 to December 31, 2000 was an increase of approximately $515,000.


(12) COMMON STOCK

On January 1, 1999, at a special meeting of shareholders of the Company, a forty to one reverse stock split was approved reducing the number of issued and outstanding shares of common stock from 13,568,098 shares to 426,702 shares.

During the years ended December 31, 1997 and 1998, a total of 426,702 shares of common stock were issued for cash and other consideration, after giving effect to the reverse stock split.

The Company issued 2,000,000 shares of common stock to Sterile-Pro, Inc. on April 5, 1999 as consideration for the Company to complete the development of the Sterile Pro 2000 device. In addition, during the year ended December 31, 1999, a total of 300,000 shares of stock were issued to Prime Management, a total of 1,292,605 shares were issued to unrelated third parties, and 383,993 shares were issued upon the conversion of $50,000 of convertible debentures.


                                                                     (CONTINUED)

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


(12) COMMON STOCK (CONTINUED)

During the year ended December 31, 2000, the Company issued a total of 65,409,938 shares ($1,508,207) of its common stock. The conversion of the Company's convertible debentures, accounted for the issuance of 13,488,938 shares ($880,268). The remaining 47,350,000 shares were issued as follows:

     1. Services rendered by independent consultants in exchange for 2,715,000 shares. Consulting and promotion expenses of $177,865 was charged as the fair market value of the stock on the date of issuance approximated $.07 per share.

     2. The Company sold 250,000 shares on September 29, 2000 in a Regulation D offering at $.041 per share, and received cash proceeds of $10,250.

     3. On June 8, 2000, the Company issued to its chief executive officer 12,000,000 shares ($1,440,000) as consideration for an exclusive Patent License Agreement (see Note 7). The market value of the stock on this date was $.12 per share. The excess of the fair market value of the common stock over the historical cost basis of the patent license was recorded as a distribution to the shareholder; recorded as a reduction to additional paid-in capital of $890,000.

     4. On July 6, 2000, the Company merged with Sterile-Pro, Inc., with the Company being the survivor. The merger was accomplished through the issuance of 33,000,000 shares of the Company's common stock.

     5. The remaining 3,956,000 shares were issued during March 2000 as a result of the Company merging with MAS XIV Acquisition Corp., a reporting entity.


(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximated their fair values due to the short maturity of these instruments. The fair value of the Company's debt obligations is estimated based on the quoted market prices for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities. At December 31, 2000, the aggregate fair value of the Company's debt obligations approximated its carrying value.


(14) COMMITMENTS AND CONTINGENCIES

On September 9, 1999, a lawsuit was filed against the Company and its CEO alleging breach of contract, specific performance and rescission of contract. The Company has filed a counter-claim in this matter, and at the present time, management is unable to predict if the outcome of the lawsuit. However, it appears reasonable, that it would not have a material financial effect on the Company at this time.


                                                                     (CONTINUED)

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


(15) SUBSEQUENT EVENTS

During January 2001, the Company received notices of conversion for an additional $80,500 (4,453,306 shares). Due to the low price of the Company's common stock and other matters presently being investigated by the Company, the conversion of the debentures was not honored.

In January 2001, the Company declared and paid a 5% stock dividend on its common stock to its shareholders of record on January 12, 2001. The officers and directors of the Company declined the dividend. Approximately 1,216,000 shares of common stock will be issued as a result of the dividend.

In January 2001 the Company entered into a Medical Device Prototype manufacturing Agreement with Biopass Medical Systems to provide the final design, five prototypes, manual and operating instruction for the Sterile-Pro 2000. Biopass has signed a contract with the Company to complete five prototype designs and the necessary documentation. As of the date of these financial statements the prototypes have been completed, and the documentation is expected to be completed no later than the end of April 2001. The contract calls for an initial payment of $6,500, a payment of $6,200 after all prototypes are built, and a final payment of after acceptance by the FDA of the submitted prototype(s). This includes a fully functional circuit board and other updated redesigns.

In February 2001, the Company entered into a Marketing Agreement with an unrelated company, Clearlake Financial Corp.("Clearlake") to perform market feasibility studies to define the initial target market for the Sterile Pro 2000. In addition, Clearlake and its President intend to market the medical device to the already existing customers of Clearlake.

In March 2001, the Company entered into a Consulting Agreement with Devices & Diagnostic Consulting Group, Inc. As part of their engagement they will:

     - Provide guidance for, and assist with, preparation of regulatory documents for submission to the FDA and foreign health agencies.
     - Assist in the design, conduct, analysis, and reporting of results from medical device clinical studies
     - Communicate with the FDA and foreign regulatory agencies and governments.
     -    Assist  in  securing  International  product  registrations.
     - Assist in the development and maintenance of an EN46000/QR compliant quality system.
     - Provide appropriate referral of individuals deemed beneficial to meet the above objectives
     -    Be available for consultation with our employees.

Devices & Diagnostic Consulting Group, Inc. will provide these services on an as needed basis at a rate of $225 per hour.

On March 6, 2001, the chief executive officer and founder of the Company passed away. His son, the former vice-president of the Company, was appointed the new chief executive officer.

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             CONDENSED BALANCE SHEET
                                 MARCH 31, 2001
                                   (UNAUDITED)


                                     ASSETS
                                     ------

Current  assets:
   Cash                                                             $   113,539
   Inventories                                                          310,943
                                                                    -----------

     Total current assets                                               424,482
                                                                    -----------

Property and equipment, net                                           1,098,871
Patent license agreement, net                                           528,735
Other assets                                                              7,545
                                                                    -----------

                                                                    $ 2,059,633
                                                                    ===========

                       LIABILITIES AND STOCKHOLDERS EQUITY
                       -----------------------------------

Current Liabilities:
    Accounts payable and accrued expenses                           $   165,493
                                                                    -----------

     Total current liabilities                                          165,493
                                                                    -----------

Shareholder loans                                                        13,153
Convertible debentures                                                  639,943
                                                                    -----------

     Total liabilities                                                  818,589
                                                                    -----------

Stockholders' equity:
   Common stock                                                          76,743
   Additional paid-in capital                                         4,220,208
   Deficit accumulated during development stage                      (3,055,907)
                                                                    -----------

     Total stockholders' equity                                       1,241,044
                                                                    -----------

                                                                    $ 2,059,633
                                                                    ===========

    The accompanying notes are an integral part of these condensed financial statements.

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                         THREE MONTHS ENDED        FROM INCEPTION
                                                              MARCH  31,            TO MARCH 31,
                                                    ----------------------------    ------------
                                                        2001            2000           2001
                                                    ------------    ------------    ------------
Operating expenses:
    Salaries and related benefits                   $     90,901    $     48,117    $    798,581
    Professional fees, consulting and commissions         17,467          15,055         430,009
    Advertising and promotion costs                          493         103,411
    Travel and entertainment                               1,300           6,322          63,471
    General and administrative expenses                   30,023           7,919         413,884
    Inventory valuation adjustments                      318,632
    Materials, tooling and supplies                       20,189          91,067
    Equipment maintenance                                  1,353             163          68,459
    Rent                                                  16,854           3,371         146,115
    Other                                                  2,581           4,769          47,519
    Loan placement expenses and fees                      73,000
    Interest expense, net of interest income              12,238         260,132
    Depreciation and amortization                         33,103          35,504         241,627
                                                    ------------    ------------    ------------

      Total operating expenses                           226,502         121,220       3,055,907
                                                    ------------    ------------    ------------

Net loss                                            $   (226,502)   $   (121,220)   $ (3,055,907)
                                                    ============    ============    ============


Net loss per share information:
   Basic:
      Net loss per share                            $       (.01)   $       (.01)   $       (.34)
                                                    ============    ============    ============

      Weighted average number of common shares        73,150,032      11,967,503       9,036,872
                                                    ============    ============    ============

   Diluted:
      Net loss per share                            $       (.01)   $       (.01)   $       (.34)
                                                    ============    ============    ============

      Weighted average number of common shares        73,150,032      11,967,503       9,036,872
                                                    ============    ============    ============


    The accompanying notes are an integral part of these condensed financial statements.

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                      THREE MONTHS ENDED      FROM INCEPTION
                                                                           MARCH 31,           TO MARCH 31,
                                                                  --------------------------    -----------
                                                                      2001          2000           2001
                                                                  -----------    -----------    -----------
Cash flows from operating activities:
  Net loss                                                        $  (226,502)   $  (121,220)   $(3,055,907)
  Changes in assets and liabilities                                    32,882        238,850        649,304
                                                                  -----------    -----------    -----------

Net cash used in operating activities                                (193,620)      (117,630)    (2,406,603)
                                                                  -----------    -----------    -----------

Cash flows from investing activities:
      Purchase of equipment                                            (2,474)        (7,114)    (1,346,023)
                                                                  -----------    -----------    -----------

Net cash used in investing activities                                  (2,474)        (7,114)    (1,346,023)
                                                                  -----------    -----------    -----------

Cash flows from financing activities:
     Proceeds (repayments) from loans and
         convertible debentures                                       (32,734)       185,000      1,264,553
     Proceeds from sale of stock                                      199,000             --      2,601,612
                                                                  -----------    -----------    -----------

Net cash provided by financing activities                             166,266        185,000      3,866,165
                                                                  -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents                  (29,828)        60,256        113,539

Cash and cash equivalents, beginning of period                        143,367        113,787             --
                                                                  -----------    -----------    -----------

Cash and cash equivalents, end of period                          $   113,539    $   174,043    $   113,539
                                                                  ===========    ===========    ===========

Supplemental disclosures of noncash
  investing and financing activities:

     Issuance  of  common  stock  and  options
       in exchange for services                                   $        --    $        --    $   465,683
                                                                  ===========    ===========    ===========

     Issuance  of  common  stock  in  exchange  for
       patent  licensing  agreement                               $        --    $        --    $   550,000
                                                                  ===========    ===========    ===========


    The accompanying notes are an integral part of these condensed financial statements.

                       P.D.C. INNOVATIVE INDUSTRIES, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month periods ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001


2. GOING CONCERN

P.D.C. Innovative Industries, Inc. (P.D.C.) is currently a development stage company and our continued existence is dependent upon our ability to resolve our liquidity problems, principally by obtaining additional debt and/or equity financing. P.D.C. has yet to generate and internal cash flow, and until sales of our product begin, we are totally dependent upon debt and equity funding.


3. INVENTORIES

Inventories are comprised primarily of finished goods, which are available for sale, and are stated at the lower of cost or market, determined on the FIFO method.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the Nevada Revised Statutes sec. 78.751, a Nevada Corporation has the power to indemnify its Directors, Officers, Employees and Agents. The company is authorized by its Articles of Incorporation and its Bylaws , to indemnify its officers, directors, employees and agents of the company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity. Even officers, directors, employees and agents of the company who was found liable for misconduct or negligence in the performance of his or her duties may obtain such indemnification if, in considering all the circumstances of the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. No such person shall be indemnified against, or be reimbursed for, any expense or payments incurred in connection with any claim or liability established to have arisen out of his or her own willful misconduct or gross negligence. As to indemnification for liabilities arising under the Securities Act of 1933 (the" Act"), the company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Act is against public policy as expressed in the Act and is therefore unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following sets forth the estimated expenses in connection with this offering as described in this Registration Statement.

     SEC Registration Fee                                        $   101.22
     Printing Fees                                                 5,000.00
     Legal Fees and Expenses                                      50,000.00
                                                                 ----------
          Total                                                  $55,101.22
                                                                 ==========

RECENT SALES OF UNREGISTERED SECURITIES

     In September 1999, prior to our becoming a 34 Act reporting company, we issued a convertible debenture in the amount of $492,400. These shares were subsequently converted into an aggregate of 12,050,903 shares and issued to BVH Holdings, L.L.C. and their designees. These securities were issued in reliance on Rule 504 of Regulation D under the Act. The issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 3(b) of the Act.

     In January 2000, we issued 15,000 shares to David Nakhon for services performed. These shares were issued in reliance on Sec.4(2) of the Act, as a transaction not involving a public offering.

     In January 2000, prior to our becoming a 34 Act reporting company, we issued 100,000 restricted shares to Adam Barnett for services performed. These shares were issued in reliance on Sec.4(2) of the Act, as a transaction not involving a public offering.

     In February 2000, we were required to issue to Mr. Barnett 900,000 shares for services performed in reliance on Rule 504 of Regulation D under the Act. The issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 3(b) of the Act. Due to a Company error, we issued Mr. Barnett 100,000 shares in February 2000, the certificates for the remaining 800,000 shares were not actually issued until July and August 2000.

     In March 2000, we issued an aggregate of 3,956,000 shares in connection with our merger with MRC Legal Services Corporation. These shares were issued in reliance on Sec.4(2) of the Act, as a transaction not involving a public offering.

     In April 2000, we issued 500,000 shares to Vernon Leroy Sowers as bonus compensation for his services to P.D.C. These shares were issued in reliance on Sec.4(2) of the Act, as a transaction not involving a public offering.

     On June 15, 2000, P.D.C. issued 12,000,000 shares of its Common Stock to Mr. Sowers as consideration for the Patent Licensing Agreement. These shares were issued in reliance on Sec.4(2) of the Act, as a transaction not involving a public offering.

     On July 6, 2000, P.D.C. entered into a Plan of Merger with Sterile-Pro, Inc., with P.D.C. being the survivor. Prior to the merger, Sterile-Pro issued an 8% Series A Senior Subordinated Convertible Redeemable Debenture for a total aggregate amount of $1,000,000.00, due July 5, 2002. Pursuant to the Plan of Merger, the rights and obligations of Sterile-Pro with respect to the Sterile-Pro Licensing Agreement and the Sterile-Pro Debenture became obligations of P.D.C. The Debenture was discounted 10% of its face value and is convertible into common stock at a conversion price equal to 75% of the lowest closing bid price of the common stock for any of the 3 consecutive trading days immediately preceding the date of receipt of the conversion notice.

     In July 2000, Rock Solid Group L.L.C., Venice Holdings L.L.C. and Creative Holdings, L.L.C. funded $733,488 pursuant to the Debenture, which includes attorney fees and cost of approximately $24,448. Creative Holdings converted an aggregate of $255,500 of the Debenture for a total of 6,393,117 shares. In addition, the have noticed an additional $80,000 for conversion, which was not honored by P.D.C. If and when honored, P.D.C. would be obligated to issue and additional 4,750,306 sharesSee Item 3. "Legal Proceedings Possible Litigation". The Debenture and the shares underlying the Debenture were issued, pursuant to an opinion of counsel, in reliance on Rule 504 of Regulation D under the Act. The issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 3(b) of the Act

     On July 6, 2000, P.D.C. entered into a Plan of Merger with Sterile-Pro, Inc., with P.D.C. being the survivor. In connection with the Merger we issued an aggregate of 45,000,000 shares to David and Sandra Sowers and Vernon Leroy Sowers in exchange for 100% of the outstanding Sterile Pro shares. These shares were issued in reliance on Sec.4(2) of the Act, as a transaction not involving a public offering. Subsequent to the Merger David and Sandra Sowers returned 12,000,000 shares to P.D.C. for cancellation. No consideration was paid by P.D.C. for the return and cancellation of the shares.

     In April 2001, an aggregate of $200,000 of the Debenture was sold to PMR and Associates, PrimeVest, Inc. Spechler Family Partnership, IDT Fund B L.T.D., the Debenture was converted into an aggregate of 6,764,285 shares. These securities were issued in reliance on Rule 504 of Regulation D under the Act. The issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 3(b) of the Act.

     In April of 2001, the Company executed a funding agreement with an entity known as IDT Group and which was formerly known as IDT Fund, Ltd. Said agreement provides for funding of up to $1 million for the purchase of restricted stock at market prices with certain profit protection guarantees and registration rights all secured by substantial amounts of stock held in escrow as a security deposit. The Company, as of the date of this prospectus, has already received a total of $400,000 (four hundred thousand dollars) in funding from IDT Group. The specific terms and conditions of this transaction are more specifically set forth in the exhibits attached hereto.

EXHIBITS  AND  REPORTS  ON  FORM  8-K.

(a) Exhibits
Exhibit        Description
---------      -------------

               Form 10-SB of the Registrant's Predecessor (MAS Acquisition XIV Corp.), dated October 27, 1999*

               Form 10-QSB of the Registrant's Predecessor dated February 14, 2000*

               Form 8-K of the Registrant dated March 6, 2000*

2 Plan of Merger between P.D.C. Innovative Industries, Inc., and Sterile Pro, Inc. (contained in Form 8-K filed July 26, 2000).*

2.1. Stock Exchange Agreement between P.D.C. Holdings, Inc. and certain MAS XIV shareholders dated as of March 2, 2000 (contained in Form 8-K filed March 6, 2000).*

2.2            Consulting Agreement (contained in Form 8-K filed March 6,
               2000).*

2.3            Funding Agreement dated April, 2001.

3.1            Articles of Incorporation (contained in Form 8-K filed March 6,
               2000).*

3.2            Articles of Amendment (contained in Form 8-K filed March 6,
               2000).*

3.3 Articles of Merger by and between Kenneth C. Garcia, Inc., a Nevada corporation and P.D.C. Innovative Industries, Inc., a Florida corporation (contained in Form 8-K filed March 6, 2000).*

3.4            Bylaws (contained in Form 8-K filed March 6, 2000).*

5              Opinion of Feingold & Kam.

10.1 Exclusive Patents License (contained in the Form 10-QSB for the quarter ended September 30, 2000)

23.1           Consent of Feingold & Kam (Included in Exhibit 5)

(b)  Reports  on  Form  8-K  in  the  Fourth  quarter of fiscal year 2000:  NONE
                                                                            ----

* Previously filed

UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

          (i) include any prospectus required by Section 10(a) (3) of the Securities Act of 1933 (the Securities Act)

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

          (iii) include any additional or changed material information on the plan of distribution.

     (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

ACCELERATION

     In so far as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedence, submitted to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of __________, State of Florida on the ____ day of ___________, 2001.


                                           P.D.C. INNOVATIVE INDUSTRIES, INC.

By: /s/ Harold Harris                      By: /s/ Sandra Sowers
    ----------------------------           ----------------------------------
    Harold Harris, Acting CEO                      Sandra Sowers, President


                                POWER OF ATTORNEY

Each person whose signature appears appoints Sandra Sowers as his agent and attorney-in-fact, with full power of substitution to execute for him and in his name, in any and all capacities, all amendments (including post-effective amendments to this Registration Statement to which this power of attorney is attached. In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

         Signature                        Title                      Date
         ---------                        -----                      ----

/s/ Sandra Sowers                    President, Secretary,         June __, 2001
-----------------------------        Treasurer and Director
Sandra Sowers


/s/ Harold Harris                     Director                     June __, 2001
-----------------------------
Harold Harris